Filed pursuant to Rule 424(b)(2)
Registration No.: 333-136378

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 7, 2007)

The Export-Import Bank of Korea

(A statutory juridical entity established under The Export-Import Bank of Korea Act of 1969, as amended, in the Republic of Korea)

MXN 1,000,000,000 8.61% Notes due 2017

The MXN 1,000,000,000 aggregate principal amount of notes due 2017 (the “Notes”) will bear interest at the rate of 8.61% per annum. Interest on the Notes is payable semi-annually in arrears on April 11 and October 11 of each year, beginning on April 11, 2008. The Notes will mature on October 11, 2017.

The Notes will be issued in minimum denominations of MXN 1,000,000 principal amount and integral multiples of MXN 1,000,000 in excess thereof. The Notes will be represented by one or more global notes registered in the name of a nominee of a common depositary for Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes have not been registered in the Mexican National Securities Registry (Registro Nacional de Valores), and therefore they are not the subject of a public offer in Mexico. Intermediation of the Notes in Mexico is subject to the restrictions of the Mexican securities market law. Any investor of Mexican nationality that purchases these Notes will do so under its own responsibility. The information contained in this prospectus supplement and the accompanying prospectus (other than the information relating to our ratings as published by Moody’s, Standard & Poor’s and Fitch) is the exclusive responsibility of us and has not been reviewed by the National Banking and Securities Commission of Mexico (Comisión Nacional Bancaria y de Valores).

The Notes are expected to be rated “A+” by Fitch Ratings Ltd., “A” by Standard & Poor’s Rating Services, a division of The McGraw Hill Companies Inc. and “Aa3” by Moody’s Investors Service, Inc. A rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating organization. There can be no assurance that these ratings will remain in effect for a given period or that these ratings will not be revised by the rating agencies in the future.

	Per Note	Total
Public offering price	100.00%	MXN	1,000,000,000
Underwriting discounts	0.20%	MXN	2,000,000
Proceeds to us, before expenses	99.80%	MXN	998,000,000

In addition to the initial public offering price, you will have to pay for accrued interest, if any, from and including October 11, 2007.

An application will be filed to list the Notes on the International Quotation System (Sistema Internacional de Cotizaciones) of the Mexican Stock Exchange.

The underwriter expects to deliver the Notes to investors through the book-entry facilities of Euroclear and Clearstream on or about October 11, 2007.

Lead Manager and Bookrunner

Merrill Lynch & Co.

Prospectus Supplement Dated October 4, 2007

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

Prospectus Supplement

Prospectus

CERTAIN DEFINED TERMS

All references to “we” or “us” mean The Export-Import Bank of Korea. All references to “Korea” or the “Republic” contained in this prospectus supplement mean the Republic of Korea. All references to the “Government” mean the government of Korea. References to “US$” or “U.S. dollars” are to the lawful currency of the United States; and references to “pesos” or “MXN” are to the lawful currency of Mexico. All references to “Mexico” contained in this prospectus supplement mean the United Mexican States. Terms used but not defined in this prospectus supplement shall have the same meanings given to them in the accompanying prospectus.

In this prospectus supplement and the accompanying prospectus, where information has been provided in units of thousands, millions or billions, such amounts have been rounded up or down. Accordingly, actual numbers may differ from those contained herein due to rounding. Any discrepancy between the stated total amount and the actual sum of the itemized amounts listed in a table, is due to rounding.

Our principal financial statements are our non-consolidated financial statements. Unless specified otherwise, our financial and other information is presented on a non-consolidated basis and does not include such information with respect to our subsidiaries.

ADDITIONAL INFORMATION

The information in this prospectus supplement is in addition to the information contained in our accompanying prospectus dated May 7, 2007. The accompanying prospectus contains information regarding ourselves and Korea, as well as a description of some terms of the Notes. You can find further information regarding us, Korea, and the Notes in registration statement no. 333-136378, as amended, relating to our debt securities, with or without warrants, and guarantees, which is on file with the U.S. Securities and Exchange Commission.

WE ARE RESPONSIBLE FOR THE ACCURACY OF THE INFORMATION

IN THIS DOCUMENT

We are responsible for the accuracy of the information in this document and confirm that to the best of our knowledge we have included all facts that should be included not to mislead potential investors. The address of our registered office is 16-1, Youidodong, Yongdeungpo-ku, Seoul 150-996, The Republic of Korea.

NOT AN OFFER IF PROHIBITED BY LAW

The distribution of this prospectus supplement and the accompanying prospectus, and the offer of the Notes, may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer and it is prohibited to use them to make an offer, in any state or country which prohibits the offering.

The Notes may not be offered or sold in Korea, directly or indirectly, or to any resident of Korea, except as permitted by Korean law. For more information, see “Underwriting—Foreign Selling Restrictions” on page S-88.

INFORMATION PRESENTED ACCURATE AS OF DATE OF DOCUMENT

This prospectus supplement and the accompanying prospectus are the only documents on which you should rely for information about the offering. This prospectus supplement may only be used for the purposes for which it has been published. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

SUMMARY OF THE OFFERING

This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand the terms of our Notes, you should carefully read this prospectus supplement and the accompanying prospectus.

The Notes

We are offering MXN 1,000,000,000 principal amount of 8.61% notes due October 11, 2017. The Notes will bear interest at the rate of 8.61% per annum, payable semi-annually in arrears on April 11 and October 11 of each year, beginning on April 11, 2008. Interest on the Notes will accrue from October 11, 2007 and will be calculated based on a 360-day year consisting of twelve 30-day months. See “Description of the Notes—Payment of Principal and Interest.”

The Notes will be issued in minimum denominations of MXN 1,000,000 principal amount and integral multiples of MXN 1,000,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of a common depositary for Euroclear and Clearstream.

We do not have any right to redeem the Notes prior to maturity.

Payment Currency

Payment of principal, interest, additional amounts and any other amounts due in respect of the Notes will be made in Mexican pesos, except in circumstances as set forth under “Description of the Notes—Payment Currency.”

Listing

An application will be filed to list the Notes on the International Quotation System (Sistema Internacional de Cotizaciones) of the Mexican Stock Exchange.

Rating

The Notes are expected to be rated “A+” by Fitch Ratings Ltd. (“Fitch”), “A” by Standard & Poor’s Rating Services, a division of The McGraw Hill Companies Inc. (“S&P”) and “Aa3” by Moody’s Investors Service, Inc. (“Moody’s”). A rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating organization. There can be no assurance that these ratings will remain in effect for a given period or that these ratings will not be revised by the rating agencies in the future.

Form and settlement

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of, and deposited with the common depositary for, Euroclear and Clearstream. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in Euroclear and Clearstream, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. Ownership of beneficial interest in the Notes will be limited to persons who are participants in Euroclear and Clearstream (including Indeval) and persons who hold interests through such participants. Any secondary market trading of book-entry interests in the Notes will take place through Euroclear and Clearstream participants. See “Clearance and Settlement—Transfers Within and Between Euroclear and Clearstream.”

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as the Notes in all respects so that such further issue shall be consolidated and form a single series with the respective Notes.

Delivery of the Notes

We expect to make delivery of the Notes, against payment on or about October 11, 2007, which we expect will be the fourth business day following the date of this prospectus supplement, referred to as “T+4.” You should note that initial trading of the Notes may be affected by the T+4 settlement. See “Underwriting—Delivery of the Notes.”

RISK FACTOR

Prior to making an investment decision, prospective purchasers of the Notes should carefully consider, along with the other matters set out in this prospectus supplement and the accompanying prospectus, the following factor.

If the Mexican Peso Depreciates Against the U.S. Dollar, the Effective U.S. Dollar Yield on the Notes Will Decrease Below the Interest Rate on the Notes, and the Amount Payable at Maturity May Be Less Than Your Investment, Resulting in a Loss to You

Exchange rates between the U.S. Dollar and the Mexican peso have varied significantly from year to year and period to period. Historical peso/U.S. Dollar exchange rates are presented under “Exchange Rates” in this prospectus supplement. Mexican governmental policies or actions or political or economic developments in Mexico or elsewhere could lead to significant and sudden changes in the exchange rate between the peso and the U.S. Dollar. If the Mexican peso depreciates against the U.S. Dollar, the effective yield on the Notes measured in U.S. Dollars will decrease below the interest rate on the Notes and the amount payable on the Notes at maturity in Mexican pesos may be less than your U.S. Dollar investment, resulting in a loss to you. Depreciation of the Mexican peso against the U.S. Dollar may also adversely affect the market value of the Notes.

USE OF PROCEEDS

We will use the net proceeds from the sale of the Notes for our general operations, including repayment of our maturing debt and other obligations.

EXCHANGE RATES

Since December 22, 1994, Mexico has maintained a floating exchange rate policy, with Banco de México (Mexico’s central bank) intervening in the foreign exchange market from time to time to minimize volatility and ensure an orderly market. There can be no assurance that the government will maintain its current policies with regard to the peso or that the peso will not further depreciate or appreciate significantly in the future.

The following table sets forth, for the periods indicated, the high, low, average and period-end noon buying rate in New York City for cable transfers in pesos published by the Federal Reserve Bank of New York, expressed in pesos per U.S. Dollar. The rates have not been restated in constant currency units and therefore represent nominal historical figures.

	High	Low	Average[1]	Period End
Period
2002	10.4250	9.0000	9.7530	10.4250
2003	11.4060	10.1130	10.8043	11.2420
2004	11.6300	10.8050	11.3095	11.1540
2005	11.4100	10.4100	10.9400	10.6300
2006	11.4600	10.4315	10.9055	10.7995
2007:
January	11.0920	10.7650	10.9500	11.0019
February	11.1999	10.9160	11.0040	11.1666
March	11.1846	11.0130	11.1144	11.0427
April	11.0305	10.9240	10.9802	10.9295
May	10.9308	10.7380	10.8221	10.7380
June	10.9785	10.7116	10.8330	10.7901
July	11.0110	10.7276	10.8146	10.9311
August	11.2692	10.9265	11.0438	11.0320
September	11.1482	10.9255	11.0319	10.9315

1	Average of month-end rates, for annual periods.

On October 4, 2007, the noon buying rate in New York City for cable transfers in pesos published by the Federal Reserve Bank of New York was MXN 10.8910 to U.S.$1.00.

RECENT DEVELOPMENTS

This section provides information that supplements the information about our bank and the Republic included under the headings corresponding to the headings below in the accompanying prospectus dated May 7, 2007. Defined terms used in this section have the meanings given to them in the accompanying prospectus. If the information in this section differs from the information in the accompanying prospectus, you should rely on the information in this section.

THE EXPORT-IMPORT BANK OF KOREA

Overview

As of June 30, 2007, we had (Won)17,379.7 billion of outstanding loans, including (Won)11,528.6 billion of outstanding export credits, (Won)3,559.2 billion of outstanding overseas investment credits and (Won)1,571.4 billion of outstanding import credits, as compared to (Won)15,051 billion of outstanding loans, including (Won)9,818 billion of outstanding export credits, (Won)3,212 billion of outstanding overseas investment credits and (Won)1,300 billion of outstanding import credits as of December 31, 2006.

Capitalization

As of June 30, 2007, our authorized capital was (Won)4,000 billion and our capitalization was as follows:

	June 30, 2007(1)
	Actual		As Adjusted
	(billions of Won)
	(unaudited)
Long-Term Debt(2)(3)(4):
Borrowings in Korean Won	(Won)	—	(Won)	—
Borrowings in Foreign Currencies		—		—
Export-Import Financing Debentures		9,066.4		9,066.4
The Notes offered hereby		—		85.9	(5)

Total Long-Term Debt		9,066.4		9,152.3

Capital and Reserves:
Paid-in Capital(6)		3,305.8		3,305.8
Legal Reserve(7)		210.3		210.3
Voluntary Reserve(7)		614.5		614.5
Unappropriated Retained Earnings		88.5		88.5
Accumulated Other Comprehensive Income(8)		651.5		651.5

Total Capital and Reserves	(Won)	4,870.5	(Won)	4,870.5

Total Capitalization(7)	(Won)	13,936.9	(Won)	14,022.8

(1)	Except as described in this prospectus supplement, there has been no material adverse change in our capitalization since June 30, 2007.
(2)	We have translated borrowings in foreign currencies into Won at the rate of (Won)926.8 to US$1.00, which was the market average exchange rate, as announced by the Seoul Monetary Brokerage Services Ltd., on June 30, 2007.
(3)	As of June 30, 2007, we had contingent liabilities totaling (Won)52,916.8 billion, which consisted of (Won)25,691.1 billion under outstanding guarantees and acceptances and (Won)27,225.7 billion under contingent guarantees and acceptances issued on behalf of our clients. As of June 30, 2007, we had entered into 56 interest rate related derivative contracts with a notional amount of (Won)6,045.5 billion and 67 currency related derivative contracts with a notional amount of (Won)4,129.4 billion in accordance with our policy to hedge interest rate and currency risks.

(4)	All our borrowings, whether domestic or international, are unsecured and unguaranteed.
(5)	Translated from Mexican pesos into Won based on the following exchange rates: (a) MXN 10.79 to US$1.00, the noon buying rate as quoted by the Federal Reserve Bank of New York and (b) (Won)926.8 to US$1.00, the market average exchange rate as announced by the Seoul Monetary Brokerage Services Ltd., each as of June 30, 2007.
(6)	Authorized ordinary share capital is (Won)4,000 billion and issued fully-paid ordinary share capital is (Won)3,305.8 billion. See “Government Support and Supervision” in this prospectus supplement and the accompanying prospectus.
(7)	See “Government Support and Supervision” in the accompanying prospectus for a description of the manner in which annual net income is transferred to the legal reserve and may be transferred to the voluntary reserve.
(8)	Previously classified as capital adjustments. Effective January 1, 2007, we adopted a set of new accounting standards issued by the Korea Accounting Standard Board and reclassified certain components of our balance sheet, income statement and cash flow statement. See “Notes to Non-Consolidated Financial Statements of June 30, 2007—Note 2”.

Selected Financial Statement Data

The following tables present financial information for the six months ended June 30, 2006 and 2007 and as of December 31, 2006 and June 30, 2007:

	Six Months Ended June 30,
	2007		2006
	(billions of won)
	(unaudited)
Income Statement Data
Total Interest Income	(Won)	466.0	(Won)	320.7
Total Interest Expenses		326.5		217.9
Net Interest Income		139.5		102.8
Total Revenues		938.1		789.7
Total Expenses		821.9		583.0
Income before Income Taxes		116.2		206.7
Income Tax Benefit (expense)		(27.7)		(56.8)
Net Income		88.5		149.9

	As of June 30, 2007 (unaudited)		As of December 31, 2006
	(billions of won)
Balance Sheet Data
Total Loans(1)	(Won)	17,379.7	(Won)	15,050.5
Total Borrowings(2)		13,682.9		11,798.7
Total Assets		19,831.8		17,448.5
Total Liabilities		14,961.3		12,688.5
Total Shareholders’ Equity(3)		4,870.5		4,759.9

(1)	Includes bills bought, foreign exchange bought and others without present value discounts.
(2)	Includes debentures.
(3)	Includes unappropriated retained earnings.

For the six months ended June 30, 2007, we had net income of (Won)88.5 billion compared to net income of (Won)149.9 billion for the six months ended June 30, 2006.

The principal factors for the decrease in net income for the six months ended June 30, 2007 compared to the six months ended June 30, 2006 included:

•

a decrease in gain on disposal of available-for-sale securities to (Won)55.6 billion for the six months ended June 30, 2007 from (Won)184.4 billion in the same period of 2006; the (Won)55.6 billion gain in the six months ended June 30, 2007 reflected principally the sale of our equity interest in SK Networks and the (Won)184.4 billion gain in the six months ended June 30, 2006 reflected principally the sale of our equity interest in Korea Exchange Bank;

•

an increase in net foreign exchange trading losses to (Won)110.7 billion in the six months ended June 30, 2007 from (Won)44.8 billion in the same period of 2006, primarily due to losses on Euro-denominated liability transactions resulting from the appreciation of the Euro against the Won and losses on Dollar-denominated asset transactions resulting from the depreciation of the Dollar against the Won; and

•

an increase in provision for acceptance and guarantee losses to (Won)84.0 billion in the six months ended June 30, 2007 from (Won)28.2 billion in the same period of 2006, primarily due to an increase in guarantees.

The above factors were partially offset by (1) net gain on derivative instruments of (Won)99.3 billion in the six months ended June 30, 2007 compared to net loss on derivative instruments of (Won)28.3 billion in the same period of 2006 and (2) an increase in net interest income to (Won)139.5 billion in the six months ended June 30, 2007 from (Won)102.8 billion in the same period of 2006.

As of June 30, 2007, our total assets increased by 13.7% to (Won)19,831.8 billion from (Won)17,448.5 billion as of December 31, 2006, primarily due to a 15.5% increase in loans to (Won)17,379.7 billion as of June 30, 2007 from (Won)15,050.5 billion as of December 31, 2006.

As of June 30, 2007, our total liabilities increased by 17.9% to (Won)14,961.3 billion from (Won)12,688.5 billion as of December 31, 2006. The increase in liabilities was primarily due to a 21.7% increase in debentures to (Won)12,182.3 billion as of June 30, 2007 from (Won)10,011.8 billion as of December 31, 2006.

The increase in assets and liabilities was primarily due to an increase in the volume of loans and debt, respectively. The appreciation of the Won against the Dollar for the six months ended June 30, 2007 compared to the same period of 2006 partially offset the effect of the increase in the volume of loans and debt, as a majority of our assets and liabilities consisted of foreign currency loans and debt, respectively.

As of June 30, 2007, our total shareholders’ equity increased by 2.3% to (Won)4,870.5 billion from (Won)4,759.9 billion as of December 31, 2006 primarily due to an increase in retained earnings by (Won)71.7 billion.

Operations

Loan Operations

In the first half of 2007, we provided total loans of (Won)10,508.3 billion, an increase of 19.7% from the same period of 2006.

The following table sets out the total amounts of our outstanding loans, categorized by type of credit, as of June 30, 2007:

	June 30, 2007		As % of June 30, 2007 Total
	(billions of Won)
Export Credits(1)
Ships	(Won)	4,088.7	23.5%
Industrial Plants		2,516.6	14.5
Machinery		473.0	2.7
Foreign Exchange Bought		664.7	3.8
Trade Bill Rediscount		956.4	5.5
Others(2)		2,829.2	16.3

Sub-total		11,528.6	66.3

Overseas Investment Credits		3,559.2	20.5
Import Credits		1,571.4	9.1
Others(3)		354.2	2.0
Call Loans and Inter-bank Loans in Foreign Currency		366.3	2.1

Total	(Won)	17,379.7	100.0%

(1)	Includes bills bought.
(2)	Includes interbank export loans, offshore loans, and miscellaneous other items.
(3)	Includes domestic usance, loans for debt-equity swap, advances for customers, and miscellaneous other items.
Source:	Internal accounting records

Export Credits

As of June 30, 2007, export credits in the amount of (Won)11,528.6 billion represented 66.3% of our total outstanding loans. Our disbursements of export credits amounted to (Won)7,957.8 billion in the first half of 2007, an increase of 17.1% over the same period of 2006, which was mainly due to an increase in demand for loan financing from both domestic exporters and foreign importers.

Overseas Investment Credits

As of June 30, 2007, overseas investment credits amounted to (Won)3,559.2 billion, representing 20.5% of our total outstanding loans. Our disbursements of overseas investment credits in the first half 2007 increased by 25.8% to (Won)1,044.2 billion over the same period of 2006, primarily due to an increase in natural resources development projects undertaken by Korean companies in the first half of 2007.

Import Credits

As of June 30, 2007, import credits in the amount of (Won)1,571.4 billion represented 9.1% of our total outstanding loans. Our disbursements of import credits amounted to (Won)1,488.3 billion in the first half of 2007, an increase of 41.0% over the same period of 2006, which was mainly due to an increase in demand for financing for raw materials used for export and domestic consumption.

Guarantee Operations

Guarantee commitments as of June 30, 2007 increased to (Won)52,916.8 billion from (Won)45,707.8 billion as of December 31, 2006. Guarantees we had confirmed as of June 30, 2007 increased to (Won)25,691.1 billion from (Won)22,313.6 billion as of December 31, 2006.

In the first half of 2007, we issued project related confirmed guarantees in the amount of (Won)9,739.0 billion, an increase of 50.1% over the same period of 2006, which was mainly due to increased demand for advance payment guarantees arising from the increasingly active shipbuilding sector.

For further information regarding our guarantee and letter of credit operations, see “Notes to Non-Consolidated Financial Statements of June 30, 2007—Note 11”.

Description of Assets and Liabilities

Total Credit Exposure

The following table sets out our Credit Exposure as of June 30, 2007, categorized by type of exposure extended:

	June 30, 2007
	(billions of Won, except for percentages)
A Loans in Won	(Won)	3,648	8.6%
B Loans in Foreign Currencies		12,605	29.7
C Loans (A+B)		16,253	38.3
D Other Loans		761	1.8
E Call Loans and Inter-bank Loans in Foreign Currency		366	0.9
F Loan Credits (C+D+E)		17,380	41.0
G Allowances for Possible Loan Losses		(646)	(1.5)
H Present Value Discount (PVD)		(41)	(0.1)
I Loan Credits including PVD (F-G-H)		16,693	39.4
J Guarantees		25,691	60.6
K Credit Exposure (I+J)		42,384	100.0

Loan Credits by Geographic Area

The following table sets out the total amount of our outstanding Loan Credits (excluding call loans and inter-bank loans in foreign currency) as of June 30, 2007, categorized by geographic area(1)(2):

	June 30, 2007		As % of June 30, 2007 Total
	(billions of Won, except for percentages)
Asia	(Won)	6,585.0	38.7%
Europe		4,543.2	26.7
Middle East		2,571.7	15.1
Central and South America		666.2	3.9
North America		2,109.7	12.4
Africa		45.4	0.3
Others		492.2	2.9

Total	(Won)	17,013.4	100.0%

(1)	For purposes of this table, export credits have been allocated to the geographic areas in which the foreign buyers of Korean exports are located; overseas investment credits have been allocated to the geographic areas in which the overseas investments being financed are located; and import credits have been allocated to the geographic areas in which the sellers of the imported goods are located.
(2)	Excludes call loans, inter-bank loans in foreign currency, and loan value adjustments.
Source:	Internal accounting records.

Individual Exposure

As of June 30, 2007, our largest Credit Exposure was to Hyundai Heavy Industries Group companies in the amount of (Won)9,434 billion.

As of June 30, 2007, our second largest and third largest Credit Exposures respectively were to Samsung Group companies in the amount of (Won)6,799 billion and to Daewoo Shipbuilding & Marine Engineering in the amount of (Won)3,612 billion.

The following table sets out our five largest Credit Exposures as of June 30, 2007(1):

Rank	Name of Borrower	Loans		Guarantees		Total
		(billions of Won)
1	Hyundai Heavy Industries	(Won)	50.9	(Won)	9,382.7	(Won)	9,433.5
2	Samsung		53.1		6,746.1		6,799.2
3	Daewoo Shipbuilding & Marine Engineering		—		3,611.9		3,611.9
4	Hyundai Motor Co.		801.0		399.9		1,200.9
5	SK		625.5		503.3		1,128.8

(1)	Includes loans and guarantees extended to affiliates.

Source: Internal accounting records.

As of June 30, 2007, our Credit Exposure to SK Networks and its subsidiaries amounted to (Won)213.3 billion and was classified as normal. Provisioning for such Credit Exposure was at 2.4% as of June 30, 2007.

Asset Quality

Asset Classifications

The following table provides information on our asset quality and loan loss reserves as of June 30, 2007:

	As of June 30, 2007
	Loan Amount(1)		Minimum Reserve Ratio	Loan Loss Reserve(2)
	(in billions of Won, except percentages)
Normal	(Won)	69,481.3	0.7%	(Won)	871.6
Precautionary		360.9	7.0%		57.6
Sub-standard		58.1	20.0%		25.0
Doubtful		15.7	50.0%		13.9
Estimated Loss		14.3	100.0%		14.3

Total	(Won)	69,930.3		(Won)	982.4

(1)	These figures include loans (excluding interbank loans and call loans), domestic usance, bills bought, foreign exchange bought, advances for customers, and confirmed and unconfirmed acceptances and guarantees.
(2)	These figures include present value discount.

Reserves for Credit Losses

The following table sets out our 10 largest non-performing assets as of June 30, 2007.

Borrower	Loans		Guarantees	Total
	(billions of Won)
Banco Santos S.A.	(Won)	3.9	—	(Won)	3.9
I-Texfil Ltd		3.7	—		3.7
Choongnam Vietnam Textile Co., Ltd		3.5	—		3.5
Pioneer (Cayman) Co., Ltd.		2.0	—		2.0
Dongjin Global Textile Corp.		1.7	—		1.7
Ajin Paper & Packing Co.		1.7	—		1.7
Daewoo Electronics DE Mexico S.A.		1.1	—		1.1
Choongnam Spinning Co., Ltd.		1.1	—		1.1
Hyun Yang Co., Ltd.		1.0	—		1.0
Government of the Russian Federation.		1.0	—		1.0

Total	(Won)	20.6	—	(Won)	20.6

As of June 30, 2007, our exposure to the government of the Russian Federation amounted to (Won)149.4 billion and we had established a 19% provisioning level for that credit exposure.

We cannot provide any assurance that our current level of exposure to non-performing assets will continue in the future or that any of our borrowers (including our largest borrowers as described above) is not currently facing, or in the future will not face, material financial difficulties.

As of June 30, 2007, the amount of our non-performing assets was (Won)27.6 billion, a decrease of 37.3% from (Won)43.8 billion as of December 31, 2006, which was mainly due to the enhanced overall asset quality of our assets.

The following table sets forth information regarding our loan loss reserves as of June 30, 2007:

	June 30, 2007
	(billions of Won, except for percentages)
Loan Loss Reserve (A)	(Won)	982.4
NPA (B)(1)		27.6
Total Equity (C)		4,870.5
Reserve to NPA (A/B)		3,559.4%
Equity at Risk [(B-A)/C]		—

(1)	Non-performing assets, which are defined as (a) assets classified as doubtful and estimated loss, (b) assets for which principal or interest payments are delinquent by more than 3 months or (c) assets exempted from interest payments due to restructuring or rescheduling.

Source: Internal accounting records.

Investments

As of June 30, 2007, our total investment in securities amounted to (Won)2,589.2 billion, representing 13.1% of our total assets.

The following table sets out the composition of our investment securities as of June 30, 2007:

Type of Investment Securities	Amount		%
	(billions of Won)
Available-for-Sale Securities	(Won)	2,496.9	96.4%
Securities Held-to-Maturity		—	—
Investments in Associates		92.2	3.6%

Total	(Won)	2,589.2	100.0%

For further information relating to the classification guidelines and methods of valuation for unrealized gains and losses on our securities, see “Notes to Non-Consolidated Financial Statements of June 30, 2007—Note 2”.

Guarantees and Acceptances and Contingent Liabilities

As of June 30, 2007, we had issued a total amount of (Won)25,691.1 billion in confirmed guarantees and acceptances, of which (Won)25,688.9 billion, representing 99.99% of the total amount, was classified as normal and (Won)2.2 billion, representing 0.01% of the total amount, was classified as precautionary.

Derivatives

As of June 30, 2007, our outstanding loans made at floating rates of interest totaled approximately (Won)11,279 billion, whereas our outstanding borrowings made at floating rates of interest totaled approximately (Won)7,712 billion, including those raised in Singapore dollars, Hong Kong dollars, and Euros and swapped into U.S. dollar floating rate borrowings. As of June 30, 2007, we had entered into 67 currency related derivative contracts with a notional amount of (Won)4,129.4 billion and valuation for BIS capital ratio purposes of (Won)21 billion and had entered into 56 interest rate related derivative contracts with a notional amount of (Won)6,045.5 billion and valuation for BIS capital ratio purposes of (Won)33 billion. See “Notes to Non-Consolidated Financial Statements of June 30, 2007—Note 14”.

Sources of Funding

We raised a net total of (Won)10,876 billion (new borrowings plus loan repayments by our clients less repayment of our existing debt) during the first half of 2007, an increase of 21.0% from (Won)8,986 billion in the same period of 2006. The total loan repayments, including prepayments by our clients, during the first half of 2007 amounted to (Won)825.1 billion, an increase of 22.1% from (Won)675.6 billion during the same period of 2006.

As of June 30, 2007, we had no outstanding borrowings from the Government. We issued Won-denominated domestic bonds in the aggregate amount of (Won)920 billion during the first half of 2007.

During the first half of 2007, we issued eurobonds in the aggregate principal amount of US$1,630.5 million in various types of currencies under our existing Euro medium term notes program (the “EMTN Program”), a 227.0% increase from US$498.6 million in the same period of 2006. These bond issues consisted of offerings of US$150 million, CHF 350 million, HK$2,063 million, Singapore $60 million, and Brazilian Real 1,827 million. In addition, we issued global bonds during the first half 2007 in the aggregate amount of US$300 million and Euro 750 million under our U.S. shelf registration statement (the “U.S. Shelf Program”) compared with US$600 million and Euro 325 million in the same period of 2006. As of June 30, 2007, the outstanding amounts of our notes and debentures were US$7,695 million, JPY 35,000 million, CHF 350 million, Euro 1,375 million, British Pound 15 million, Singapore $350 million, HK$3,874 million and Brazilian Real 2,227 million.

In the first half of 2007, we repaid all of the outstanding amounts previously borrowed from foreign financial institutions and as of June 30, 2007, we had no outstanding borrowings from foreign financial institutions.

As of June 30, 2007, our total paid-in capital amounted to (Won)3,306 billion, and the Government, The Bank of Korea and the Korea Development Bank owned 60.1%, 35.2% and 4.7%, respectively, of our paid-in capital.

As of June 30, 2007, the aggregate outstanding principal amount of our borrowings (including export-import financing debentures), (Won)13,683 billion, was equal to 10.8% of the authorized amount of (Won)126,570 billion.

Debt

Debt Repayment Schedule

The following table sets out the principal repayment schedule for our debt outstanding as of June 30, 2007:

Debt Principal Repayment Schedule

	Maturing on or before December 31,
Currency(1)	2008		2009		2010		2011		Thereafter
	(billions of won)
Won	(Won)	790	(Won)	80	(Won)	130	(Won)	—	(Won)	—
Foreign		1,785		2,116		834		1,205		3,416

Total Won Equivalent	(Won)	2,575	(Won)	2,196	(Won)	964	(Won)	1,205	(Won)	3,416

(1)	Borrowings in foreign currency have been translated into Won at the market average exchange rates on June 30, 2007, as announced by the Seoul Money Brokerage Services Ltd.

As of June 30, 2007, our foreign currency assets maturing within three months, six months and one year exceeded our foreign currency liabilities coming due within such periods by US$850 million, US$1,023 million and US$1,314 million, respectively. As of June 30, 2007, our total foreign currency liabilities exceeded our total foreign currency assets by US$21 million.

Capital Adequacy

As of June 30, 2007, our capital adequacy ratio was 10.81%, a decrease from 11.88% as of December 31, 2006, which was primarily the result of an increase in guarantees.

The following table sets forth our capital base and capital adequacy ratios reported as of June 30, 2007:

	June 30, 2007
	(millions of Won, except for percentages)
Tier I	(Won)	4,217,604
Paid-in Capital		3,305,755
Retained Earnings		915,977
Deductions from Tier I Capital		4,128
Capital Adjustments		—
Deferred Tax Asset		(201)
Others		(3,927)
Tier II (General Loan Loss Reserves)		888,914
Deductions from all capital		—
Total Capital		5,106,518
Risk Adjusted Assets		47,250,711

Capital Adequacy Ratios
Tier I		8.93%
Tier I and Tier II		10.81%

Source: Internal accounting records.

Overseas Operations

The table below sets forth information regarding our subsidiaries as of June 30, 2007:

	Principal Place of Business	Type of Business	Our Holding	Book Value
			(%)	(billions of Won)
Kexim Bank (UK) Ltd.	United Kingdom	Commercial Banking	100.0%	(Won)	43.0
KEXIM (Asia) Ltd.	Hong Kong	Commercial Banking	100.0		29.3
P.T. Koexim Mandiri Finance	Indonesia	Leasing and Factoring	85.0		11.7
Kexim Vietnam Leasing Co., Ltd.	Vietnam	Leasing and Guarantees	100.0		6.8

Management and Employees

Management

The members of the Board of Executive Directors are currently as follows:

Name	Age	Executive Director Since	Position
Cheon-Sik Yang	57	September 11, 2006	Chairman and President
Jin-Ho Kim	60	April 1, 2005	Deputy President
Jung-Jun Kim	58	April 1, 2005	Executive Director
Sung-Uk Hong	58	May 20, 2005	Executive Director
Tae-Sung Chung	58	May 20, 2005	Executive Director
Yong-An Choi	57	May 20, 2005	Executive Director
Jung-Ha Choi	56	December 29, 2006	Executive Director

The members of the Operations Committee are currently as follows:

Name	Age	Member Since	Position
Cheon-Sik Yang	56	September 11, 2006	Chairman and President of KEXIM
Sung-Jin Kim	56	September 1, 2005	Deputy Minister, Ministry of Finance and Economy
Tae-Yeol Cho	52	January 16, 2007	Deputy Minister, Ministry of Foreign Affairs and Trade
Suk-Woo Hong	54	March 19, 2007	Deputy Minister, Ministry of Commerce, Industry and Energy
Dae-Dong Park	56	March 28, 2007	Standing Commissioner, Financial Supervisory Commission
Han-Keun Yoon	54	May 8, 2006	Assistant Governor, The Bank of Korea
Jang-Soo Kim	62	February 27, 2006	Vice Chairman, The Korea Federation of Banks
Chang-Moo Yoo	56	May 11, 2006	Executive Vice Chairman, Korea International Trade Association
Sung-Bum Park	57	May 31, 2004	Deputy President, Korea Export Insurance Corporation

Employees

As of June 30, 2007, we had 656 employees. As of June 30, 2007, 343 employees were members of our labor union. We have never experienced a work stoppage of a serious nature.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED BALANCE SHEETS

As of June 30, 2007 and December 31, 2006

	Korean Won
	2007		2006
	(In millions)
ASSETS
Due from banks (Notes 3, 15, 19 and 22)	(Won)	77,281	(Won)	134,494
Securities (Notes 4, 15 and 19)		2,589,174		2,557,857
Loans (Notes 5, 6, 15, 19 and 21)		17,379,740		15,050,506
Adjustment on loans in foreign currencies (Note 5)		(33,465)		(8,314)
Allowance for possible loan losses (Note 6)		(686,799)		(643,400)
Tangible assets (Note 7)		37,712		39,010
Other assets (Notes 8 and 14)		468,121		318,320

	(Won)	19,831,767	(Won)	17,448,473

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Borrowings (Notes 9, 15, 19 and 21)	(Won)	13,682,905	(Won)	11,798,737
Other liabilities (Notes 2, 10, 11, 12, 14 and 18)		1,278,364		889,802

		14,961,269		12,688,539

SHAREHOLDERS’ EQUITY:
Capital stock (Note 13)		3,305,755		3,305,755
Accumulated other comprehensive income (Note 4)		651,503		612,607
Retained earnings (Note 13)		913,240		841,572

		4,870,498		4,759,934

	(Won)	19,831,767	(Won)	17,448,473

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENTS OF INCOME

For the three months and six months ended June 30, 2007

	Korean Won
	Three months		Six months
	(In millions)
OPERATING REVENUES:
Interest income (Notes 15 and 21):
Interest on due from banks	(Won)	1,965	(Won)	3,693
Interest on securities		185		378
Interest on loans		234,834		461,939

		236,984		466,010

Gain on disposal of available-for-sale securities (Note 4):		35,758		55,555

Gain on disposal of loans		—		575

Foreign exchange trading income		—		23,226

Derivative instrument:
Gain on financial derivatives trading		38,352		63,693
Gain on valuation of financial derivatives (Note 14)		88,765		154,169
Gain on valuation of fair value hedged items		21,955		56,124

		149,072		273,986

Commission income (Note 21)		31,635		63,233

Dividend on available-for-sale securities		48,513		52,152

Total operating revenues		501,962		934,737

OPERATING EXPENSES:
Interest expenses (Notes 15 and 21):
Interest on call money		5,766		12,974
Interest on borrowings		15,219		29,427
Interest on debentures		142,686		284,083
Other interest expenses		12		12

		163,683		326,496

Provision for possible loan losses (Note 6)		27,878		48,730

Foreign exchange trading losses		68,601		133,910

Derivative instrument:
Loss on financial derivatives trading		41,145		79,911
Loss on valuation of financial derivatives (Note 14)		12,317		47,530
Loss on valuation of fair value hedged items		25,670		47,260

		79,132		174,701

Commission expenses		362		613

General and administrative expenses (Note 16)		30,316		49,523

Other operating expenses:
Provision for acceptance and guarantee losses (Note 11)		55,439		84,025
Provision for unused credit line of loan commitments (Note 11)		651		2,519
Other operating expenses		74		752

		56,164		87,296

Total operating expenses		426,136		821,269

OPERATING INCOME	(Won)	75,826	(Won)	113,468

NON-OPERATING INCOME (Notes 4 and 17)		2,413		3,394
NON-OPERATING EXPENSES (Note 17)		465		635

NET INCOME BEFORE INCOME TAX		77,774		116,227
INCOME TAX EXPENSE (Note 18)		17,153		27,728

NET INCOME	(Won)	60,621	(Won)	88,499

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENT OF CASH FLOWS

For the six months ended June 30, 2007

	Korean Won
	2007
	(In millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	(Won)	88,499

Adjustments to reconcile net income to net cash used in operating activities:
Amortization of bond discounts		21,884
Provision for possible loan losses		48,730
Foreign exchange trading losses		133,910
Loss on financial derivatives trading		79,911
Loss on valuation of financial derivatives		47,530
Loss on valuation of fair value hedged items		47,260
Provision for acceptance and guarantee losses		84,025
Provision for unused credit line of loan commitments		2,519
Depreciation		1,724
Amortization		990
Provision for severance benefits		1,907
Loss on disposal of tangible assets		1
Dividends on securities using the equity method		196
Amortization of present value discount		(2,591)
Amortization of bond premium		(532)
Gain on disposal of available-for-sale securities		(55,555)
Gain on disposal of loans		(575)
Foreign exchange trading income		(23,226)
Gain on financial derivatives trading		(63,693)
Gain on valuation of financial derivatives		(154,169)
Gain on valuation of fair value hedged items		(56,124)
Gain on disposal of tangible assets		(657)
Gain on valuation of securities using the equity method		(2,300)

		111,165

Changes in assets and liabilities resulting from operations:
Net decrease in available-for-sale securities		85,158
Net increase in loans		(2,423,187)
Net increase in accrued income		(51,613)
Net increase in financial derivatives assets		(11,180)
Net increase in unpaid foreign exchange liabilities		179,367
Net increase in payables		2,018
Net increase in accrued expenses		92,107
Net decrease in deferred income tax liabilities		(7,375)
Net decrease in deferred revenue		(2,427)
Net increase in financial derivatives liabilities		17,001
Payment of severance benefits		(1,723)
Others, net		21,374

		(2,100,480)

Net cash used in operating activities		(1,900,816)

(Continued)

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENT OF CASH FLOWS (Continued)

For the six months ended June 30, 2007

	Korean Won
	2007
	(In millions)
CASH FLOWS FROM INVESTING ACTIVITIES:
Disposal of tangible assets	(Won)	29
Purchase of tangible assets		(429)
Purchase of intangible assets		(361)
Disposal of non-business use properties		670
Purchase of non-business use properties		(730)
Net increase in other assets		(1,568)

Net cash used in investing activities		(2,389)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in foreign borrowings		70,257
Net decrease in call money		(356,670)
Net increase in debentures		511,412
Net increase in foreign debentures		1,637,816
Payment of dividends		(16,831)

Net cash provided by financing activities		1,845,984

NET DECREASE IN DUE FROM BANKS		(57,221)

DUE FROM BANKS, BEGINNING OF THE PERIOD		132,034

DUE FROM BANKS, END OF THE PERIOD (Note 22)	(Won)	74,813

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NON-CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

For the six months ended June 30, 2007

	Capital Stock		Accumulated other comprehensive income		Retained earnings		Total
	(In millions)
January 1, 2007	(Won)	3,305,755	(Won)	612,607	(Won)	841,572	(Won)	4,759,934
Dividends		—		—		(16,831)		(16,831)

Retained earnings after appropriations		—		—		824,741		—
Net income		—		—		88,499		88,499
Gains on valuation of available-for-sale securities		—		39,587		—		39,587
Gains on valuation of securities using equity method		—		(691)		—		(691)

June 30, 2007	(Won)	3,305,755	(Won)	651,503	(Won)	913,240	(Won)	4,870,498

See accompanying notes to non-consolidated financial statements.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS

For the three months and six months ended June 30, 2007

1.     General:

The Export-Import Bank of Korea (the “Bank”) was established in 1976 as a special financial institution under the Export-Import Bank of Korea Act (the “EXIM Bank Act”) to engage in facilitating export and import transactions, overseas investments and overseas resources development through the extension of loans and other financial facilities. The Bank has eleven domestic branches, four overseas subsidiaries and twelve overseas offices as of June 30, 2007.

The Bank has (Won)4,000,000 million of authorized capital and as of June 30, 2007, its paid-in capital is (Won)3,305,755 million through several capital increases. The Bank is owned by the Government of the Republic of Korea (the “Government”), the Bank of Korea (“BOK”) and Korea Development Bank with 60.11%, 35.24% and 4.65% shareholding, respectively, as of June 30, 2007.

The Bank, as an agent of the Government, has managed The Economic Development Cooperation Fund and the Inter-Korean Cooperation Fund (the “Funds”) since June 1987 and March 1991, respectively. The Funds are managed under separate accounts from the Bank’s own accounts and not included in the accompanying non-consolidated financial statements. The related management commissions are received from the Government.

2.     Summary of Significant Accounting Policies:

Basis of Non-consolidated Financial Statement Presentation

The Bank maintains its official accounting records in Korean Won and prepares statutory non-consolidated financial statements in the Korean language (Hangul) in conformity with the accounting principles and banking accounting standards generally accepted in the Republic of Korea. Certain accounting principles and banking accounting standards applied by the Bank that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles and banking accounting practices in other countries. Accordingly, these non-consolidated financial statements are intended for use by those who are informed about Korean accounting principles and practices. The accompanying financial statements have been condensed, restructured and translated into English (with certain expanded descriptions) from the Korean language non-consolidated financial statements. Certain information included in the Korean language financial statements, but not required for a fair presentation of the Bank’s financial position, results of operations or cash flows, is not presented in the accompanying financial statements.

The significant accounting policies followed by the Bank in preparing the accompanying financial statements are summarized below.

Interest Income Recognition

The Bank applies the accrual basis in recognizing interest income related to deposits, loans and securities, except for non-secured uncollectible receivables. Interest on loans, whose principal or interest is past due at the balance sheet date, is generally not accrued, with the exception of interest on certain loans secured by guarantee of governments or government agencies, or collateralized by bank deposits. When a loan is placed on non-accrual status, previously accrued interest is generally reversed

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

and deducted from current interest income; and future interest income is recognized on cash basis in accordance with the accounting standards of the banking industry. As of June 30, 2007 and December 31, 2006, the accrued interest income not recognized in the accompanying financial statements based on the above criteria, amounted to (Won)48,664 million and (Won)16,373 million, respectively.

Classification of Securities

At acquisition, the Bank classifies securities into one of the following categories: trading, available-for-sale, held-to-maturity and securities using the equity method, depending on marketability, acquisition purpose and ability to hold. Debt and equity securities that are bought and held for the purpose of selling them in the near term and actively traded over-the-counter are classified as trading securities. Debt securities with fixed and determinable payments and fixed maturity that an enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities. Securities that should be valuated with the equity method are classified as securities using the equity method. Debt and equity securities not classified as the above are categorized as available-for-sale securities.

If the objective and ability to hold securities of the Bank change, available-for-sale securities can be reclassified as held-to-maturity securities and vice-versa. However, if the Bank sells held-to-maturity securities or requires the issuer to redeem the securities early in the current year and the proceeding two years, or if it reclassifies held-to-maturity securities as available-for-sale securities, all debt securities that are owned or purchased cannot be classified as held-to-maturity securities. On the other hand, trading securities cannot be re-categorized as available-for-sale or held-to-maturity securities and the other categories cannot be reclassified as trading securities. Nevertheless, trading securities can be reclassified as available-for-sale securities only when the fair value of the trading securities cannot be readily determinable.

Valuation of Securities

(1)    Valuation of Trading Securities

Trading equity and debt securities are initially recognized at acquisition cost plus incidental expenses determined by the individual method. When the face value of trading debt securities differs from its acquisition cost, the effective interest method is applied to amortize the difference over the remaining term of the securities. After initial recognition, trading securities are valued at fair value if the fair value of trading securities differs from its acquisition cost. The carrying value is adjusted to the fair value and the resulting valuation gain or loss is charged to current operations.

(2)    Valuation of Held-to-maturity Securities

Held-to-maturity securities are initially recognized at acquisition cost plus incidental expenses, determined by the individual method. When the face value of held-to-maturity securities differs from its acquisition cost, the effective interest method is applied to amortize the difference over

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

the remaining term of the securities. If collectible value is below the amortized cost and the pervasive evidence of impairment exists, the carrying value is adjusted to collectible value and the resulting valuation loss is charged to current operations.

(3)    Valuation of Available-for-sale Securities

Available-for-sale securities are initially recognized at acquisition cost plus incidental expenses, determined by the individual method. The effective interest method is applied to amortize the difference between the face value and the acquisition cost over the remaining term of the debt security. After initial recognition, available-for-sale securities are stated at fair value, with the net unrealized gain or loss presented as gain or loss on valuation of available-for-sale securities in accumulated other comprehensive income. Accumulated other comprehensive income of securities are charged to current operations in a lump sum at the time of disposal or impairment recognition. Non-marketable equity securities are stated at acquisition cost on the financial statements if the fair value of the securities is not reliably determinable.

If the fair value of equity securities (net asset fair value in case of non-marketable equity securities stated at acquisition cost) is below the acquisition cost and the pervasive evidence of impairment exists, the carrying value is adjusted to fair value and the resulting valuation loss is charged to current operations. If the collectible value of debt securities is below the amortized cost and the pervasive evidence of impairment exists, the carrying value is adjusted to collectible value and the resulting valuation loss is charged to current operations. With respect to impaired securities, any unrealized valuation gain or loss of securities previously included in the accumulated other comprehensive income is reversed.

(4)    Valuation of Securities Using the Equity Method

Equity securities held for investment in companies in which the Bank is able to exercise significant influence over the investees are accounted for using the equity method. The Bank’s share in net income or net loss of investees is included in current operations. Changes in the retained earnings of investee are reflected in the retained earnings. Changes in the capital surplus, capital adjustments or accumulated other comprehensive income of investee are reflected as gain or loss on valuation of securities accounted for using the equity method in accumulated other comprehensive income.

(5)    Recovery of Loss on Impairment of Available-for-Sale Securities and Held-to-Maturity Securities

If the reasons for impairment losses on available-for-sale securities no longer exist, the recovery is recorded in current operations under operating revenue up to amount of the previously recognized impairment loss as reversal of impairment loss on available-for-sale securities and any excess is included in accumulated other comprehensive income as gain on valuation of available-for-sale securities. However, if the increases in the fair value of the impaired securities are not regarded as the recovery of the impairment, the increases in the fair value are recorded as gain on valuation of available-for-sale securities in accumulated other comprehensive income. For non-marketable

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

equity securities, which were impaired based on the net asset fair value, the recovery is recorded up to their acquisition cost.

(6)    Reclassification of Securities

When held-to-maturity securities are reclassified to available-for-sale securities, those securities are accounted for at fair value on the reclassification date and the difference between the fair value and book value is reported in accumulated other comprehensive income as gain or loss on valuation of available-for-sale securities. When available-for-sale securities are reclassified to held-to-maturity securities, gain or loss on valuation of available-for-sale securities, which had been recorded until the reclassification date, continue to be included in accumulated other comprehensive income and be amortized using the effective interest rate method and the amortized amount is charged to interest income until maturity. The difference between the fair value at the reclassification date and face value of the reclassified securities to held-to-maturity securities is amortized using effective interest rate method and the amortized amount is charged to interest income. In addition, when certain trading securities lose their marketability, such securities are reclassified as available-for-sale securities at fair market value as of reclassification date.

Allowance for Loan Losses

The Supervisory Regulation of Banking Business (the “Supervisory Regulation”) legislated by the Financial Supervisory Commission (FSC) requires the Bank to classify all credits into five categories as normal, precautionary, substandard, doubtful, or estimated loss based on borrowers’ repayment capability using Forward Looking Criteria (the “FLC”) as well as past due period and status of any bankruptcy proceedings. The Supervisory Regulation also requires the Bank to provide the minimum rate of loan loss provision for each category balance using the prescribed minimum percentages. Based on the standards, the Bank generates the credit ratings considering the borrowers’ industry risk, individual credit risk and financial risk based on the FLC as follows:

Classification	Credit ratings	Provision rates
Normal	P1~ P6	0.70% or more
Precautionary	SM	15% or more
Substandard	S	40% or more
Doubtful	D	90% or more
Estimated loss	F	100%

Provisions are applied to all loans excluding call loans and inter-bank loans, which are classified as ‘normal’.

Loans classified as normal have been subdivided into domestic loans and overseas loans. The former was again subdivided into small and medium-sized business loans and big enterprise loans. The allowance was assessed based on the rate of basic provision and default risk by maturity (the variation of accumulated average bankruptcy rates for periods assessed by domestic credit rating agencies). The rate of basic allowance for small and medium-sized business loans was computed using the historical

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

loss experience rate based on the loss experience for the past seven years. However, the domestic banks’ average provision rate for normal loans is applied to the allowance for big enterprise loans due to the lack of statistical significance of the difference between the historical loss experience rate and actual rate of losses on credits. The allowance for overseas normal loans is assessed based on the sovereign credit ratings and type of borrowers (public or private). The provisions are the differences between the discounted value of the sovereign loans and the present value of the risk-free loan with the same conditions. The applied rate for private business is one grade lower than the rate for the public business with the same credit risk. In addition, the Bank provided additional allowance for the top 5 businesses loan and for the 5 sovereign loans in terms of its balance whose credit ratings are lower than C1 in regards with sovereignty considering the credit centralization risk in terms of borrowers’ sovereignty and business.

Pursuant to the Supervisory Regulation of Banking Business, the Bank has provided the allowance for possible losses on acceptances and guarantees to unconfirmed acceptances and guarantees and unused credit line of loan commitments based on the credit classification and minimum rate of loss provision prescribed by the Financial Supervisory Service and the cash conversion factor of the respective exposures.

Restructuring of Loans

The equity interest in the debtors, net of real estates and/or other assets received as full or partial satisfaction of the Bank’s loans, collected through reorganization proceedings, court mediation or debt restructuring agreements of parties concerned, is recorded at fair value at the time of the restructuring. In cases where the fair value of the assets received are less than the book value of the loan (book value before allowances), the Bank offsets first the book value against allowances for loans and then recognizes provisions for loans. Impairment losses for loans that were restructured in a troubled debt restructuring involving a modification of terms are computed by the difference between the present value of future cash flows under debt restructuring agreements discounted at effective interest rates at the time when loans are originated and the book value before allowances for loans. If the amount of allowances already established is less than the impairment losses under the workout plans, the Bank establishes additional allowances for the difference. Otherwise, the Bank reverses the allowances for loan losses.

Valuation of Receivables and Payables at Present Value

Receivables and payables incurred through long-term installment transactions, long-term borrowing and lending transactions, and other similar transactions are stated at the present value of expected future cash flows, unless the difference between nominal value and present value is immaterial. Present value discount or premium is amortized using the effective interest rate method and credited or charged to interest income or interest expense.

Valuation and Depreciation of Tangible Assets

Tangible assets are stated at acquisition cost or production cost including the incidental expenses and capital expenditures, except for assets revalued upward in accordance with the Asset Revaluation

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

Law of Korea. Routine maintenance and repairs are expensed as incurred. Expenditures that result in the enhancement of the value or extension of the useful lives of the facilities involved are capitalized as additions to tangible assets.

Depreciation is computed using the declining-balance method (straight-line method for buildings purchased since January 1, 1995 and leasehold improvements) based on the estimated useful lives of the assets as prescribed by the Corporate Income Tax Law of Korea as follows:

Years
Buildings	10~60
Vehicles	4
Furniture and fixtures	4~20

Valuation and Amortization of Intangible Assets

Intangible assets included in other assets are recorded at the production cost or purchase cost, plus incidental expenses and capital expenditures, and deducted by purchase discount, if any. Expenditures incurred in conjunction with the development of new products or technology and others, in which the elements of costs can be individually identified and future economic benefits expected, are capitalized as development costs under intangible assets. Intangible assets are amortized using the reasonable amortization method over the reasonable useful life under 5 years for development costs and other intangible assets.

Recognition of Asset Impairment

When the book value of assets (other than securities and assets valued at present value) exceeds the collective value of the assets due to obsolescence, physical damage or a sharp decrease in market value and the difference is material, the book value are adjusted to collective value in the balance sheet and the resulting impairment loss is charged to current operations. If the collective value of the assets increases in subsequent years, the increase in value is credited to operations as gain until the collective value equals the book value of assets that would have been determined had no impairment loss been recognized. The Bank assessed the collective value based on expected selling price or appraisal value.

Amortization of Discount (Premium) on Debentures

Discount or premium on debentures issued is amortized over the period from issuance to maturity using the effective interest rate method. Amortization of discount or premium is recognized as interest expense or interest income on the debentures.

Contingent Liabilities

A possible obligation that arises from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Bank is recognized as contingent liabilities when it is probable that an outflow of resources embodying economic benefits required and the amount of the obligation can be measured with

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

sufficient reliability. Where the effect of the time value of money is material, the amount of the liabilities is the present value of the expenditures expected to be required to settle the obligation. In addition, as some or all expenditures required to settle a provision are expected to be reimbursed by another party, the reimbursement is recognized as separate assets in the balance sheet and related income may be offset against expense in the income statement.

Accrued Severance Benefits

Employees and directors with more than one year of employment are entitled to receive a lump-sum payment upon termination of their employment with the Bank, based on their length of employment and rate of pay at the time of termination. The Bank had deposited the partial amount of future estimated severance benefits in National Pension Fund in accordance with the former National Pension Law. These are recorded as contra accounts of accrued severance benefits of the Bank.

Accounting for Financial Derivative Instruments

The Bank accounts for financial derivative instruments pursuant to the Interpretations on Financial Accounting Standards 53-70 on accounting for financial derivative instruments. Financial derivative instruments are classified as used for trading activities or for hedging activities according to their transaction purpose. All derivative instruments are accounted for at fair value with the valuation gain or loss recorded as an asset or a liability. If the derivative instrument is not part of a transaction qualifying as a hedge, the adjustment to fair value is reflected in current operations.

The accounting for derivative transactions that are part of a qualified hedge based both on the purpose of the transaction and on meeting the specified criteria for hedge accounting differs depending on whether the transaction is a fair value hedge or a cash flow hedge. Fair value hedge accounting is applied to a derivative instrument designated as hedging the exposure to changes in the fair value of an asset or a liability or a firm commitment (hedged item) that is attributable to a particular risk. The gain or loss both on the hedging derivative instruments and on the hedged item attributable to the hedged risk is reflected in current operations. Cash flow hedge accounting is applied to a derivative instrument designated as hedging the exposure to variability in expected future cash flows of an asset or a liability or a forecasted transaction that is attributable to a particular risk. The effective portion of gain or loss on a derivative instrument designated as a cash flow hedge is recorded as accumulated other comprehensive income and the ineffective portion is recorded in current operations. The effective portion of gain or loss recorded as accumulated other comprehensive income is reclassified to current earnings in the same period during which the hedged forecasted transaction affects earnings.

Income Tax Expense

Income tax expense is the amount currently payable for the period added to or deducted from the changes in deferred income taxes. However, deferred income tax assets are recognized only if the future tax benefits from accumulated temporary differences and any tax loss carryforwards are realizable. The difference between the amount currently payable for the period and income tax expense is accounted for as deferred income tax assets or liabilities, which will be charged or credited to income tax expense in the period each temporary difference reverses in the future. Deferred income tax

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

assets or liabilities are calculated based on the expected tax rate to be applied at the reversal period of the related assets or liabilities. Tax payable and deferred income tax assets or liabilities with regards to certain items are charged or credited directly to related components of shareholders’ equity.

Accounting for Foreign Currency Transactions and Translation

The Bank maintains its accounts in Korean Won. Transactions in foreign currencies are recorded in Korean Won based on the prevailing rate of exchange on the transaction date. The Korean Won equivalent of assets and liabilities denominated in foreign currencies are translated in these financial statements based on the basic rate ((Won)926.80 and (Won)929.60 to USD 1.00 at June 30, 2007 and December 31, 2006, respectively) announced by Seoul Money Brokerage Service, Ltd. or cross rates for other currencies other than U.S. Dollars at the balance sheet dates. Translation gains and losses are credited or charged to operations. Financial statements of overseas branches are translated based on the basic rate at the balances sheet dates.

Discontinued Operation

A discontinued operation refers to a component of the Bank that is capable of being distinguished operationally for financial reporting purposes and is capable of being identified as a major line of business or geographical area of operations, and that the Bank, pursuant to a single plan of discontinuance, substantially disposes in its entirety, such as by selling it in a single transaction; sells off its assets and settles its liabilities individually or in small groups; or terminates it through abandonment. The income (loss) from continuing operation and discontinued operation was not distinguished and separately presented as there was no discontinued operation in the prior year and current period.

Application of the Statement of Korea Accounting Standards

The Korea Accounting Standard Board (KASB) under the Korea Accounting Institute (KAI) issued the Statements of Korea Accounting Standards (SKAS) for achieving a set of Korean accounting standards that should be internationally acceptable and comparable based on SKAS Act 92. The Bank adopted SKAS No.1 (Accounting Changes and Error Corrections) through SKAS No.20 (Related Party Disclosures) (excluding SKAS No.11 and No.14) as of or before December 31, 2006, and SKAS No.11 (Discontinued Operation) and SKAS No.21 (Preparation and Presentation of Financial Statements) through SKAS No.25 (Consolidated Financial Statements) have been adopted since January 1, 2007.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

With the adoption of SKAS No.21 (Preparation and Presentation of Financial Statements) and SKAS No.24 (Preparation and Presentation of Financial Statements [Financial Industry]), the Bank included the statement of changes in shareholders’ equity in the financial statements, and reclassified the components of the balance sheets as follows:

Classification	Before	After

Assets	- Due from banks	- Due from banks

	- Securities	- Securities

	- Loans	- Loans

	- Fixed assets	- Tangible assets

	- Other assets	- Other assets

Liabilities	- Borrowings	- Borrowings

	- Debentures	- Other liabilities

- Other liabilities

Shareholders’ Equity	- Common stock	- Common stock

	- Retained earnings	- Retained earnings

	- Capital adjustments	- Accumulated other comprehensive incomes

In addition, a discontinued operation is separately presented in the income statements and extraordinary items are no longer reported separately. The Bank has reclassified the components of the income statements; such as, gains or losses relating to available-for-sale securities and sale of loans that were presented under non-operating revenue (expenses) are currently presented under operating revenue (expenses). The effect of the changes in the classification of the income statement for the six months ended June 30, 2007 is as follows (Unit: In millions):

Classification	Before		After		Effect
Operating Revenue	(Won)	878,607	(Won)	934,737	(Won)	56,130
Operating Expenses		821,269		821,269		—

Operating Income		57,338		113,468		56,130
Non-operating Revenue		59,524		3,394		(56,130)
Non-operating Expenses		635		635		—

Income before Income Tax		116,227		116,227		—
Income Tax Expense		27,728		27,728		—

Net Income	(Won)	88,499	(Won)	88,499	(Won)	—

(*)	Income from continuing operation was not separately presented as there was no gain (loss) from discontinued operation.

In addition, the Bank has reclassified the components of the cash flows; such as, changes in available-for-sale securities, held-to-maturity securities and loans that were presented under cash flows from investing activities are currently presented under cash flows from operating activities.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

With earlier adoption of amended SKAS No.2 (Interim Financial Reporting), the Bank presented the statements of cash flows and changes in shareholders’ equity for year-to-date period of the current fiscal year.

Earning Per Share

Earning per share is not computed because the capital of the Bank does not stem from stock issuance.

Reclassification

Certain accounts of the prior period were reclassified to conform to the current period’s presentation for comparative purposes; however, reclassifications had no effect on the previously reported prior period net income or shareholders’ equity of the Bank.

3.    Due from Banks:

(1)	Due from banks in local currency and foreign currencies as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	Financial institution	Interest (%)	2007		2006
Local currency:
Due from BOK	BOK	—	(Won)	13	(Won)	53
Current deposits	KEB and others	—		1,160		937
Time deposits	Woori Bank	5.00		2,000		2,000
Others	SC First Bank and others	3.60~4.43		14,068		64,860

				17,241		67,850

Foreign currency:
Current deposits	KEB	—		5,332		7,618
Time deposits	KEB	5.36		37,072		37,184
Demand deposits	Bank of New York and others	3.00~5.00		15,876		18,191
Off-shore due from banks on demand	JP Morgan Chase Bank, N.A., New York and others	—		1,760		3,651

				60,040		66,644

			(Won)	77,281	(Won)	134,494

(2)	Restricted due from banks as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	Financial institution	Interest (%)	2007		2006
Due from bank in local currency(*):
Time deposits	Woori Bank	5.00	(Won)	2,000	(Won)	2,000
Others	Industrial Bank of Korea	3.60		468		460

			(Won)	2,468	(Won)	2,460

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(*)	The deposit in Won is the amount remaining after settling the principal of the Daewoo Poland FSO loan with the proceeds from the sale of the related collateral (shares of Doosan Infracore Co., Ltd). This deposit is restricted for the settlement of additional incidental costs (legal costs and others) arising from the aforementioned loan.

(3)	Due from banks by financial institution as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007						2006
	Local currency		Foreign currencies		Total		Local currency		Foreign currencies		Total
Banks	(Won)	17,241	(Won)	60,040	(Won)	77,281	(Won)	67,850	(Won)	66,625	(Won)	134,475
Others		—		—		—		—		19		19

	(Won)	17,241	(Won)	60,040	(Won)	77,281	(Won)	67,850	(Won)	66,644	(Won)	134,494

(4)	The maturities of due from banks as of June 30, 2007 were as follows (Won in millions):

	Due in 3 months or less		Due after 3 months to 6 months		Due after 6 months to 1 year		Total
Due from bank in local currency	(Won)	15,241	(Won)	—	(Won)	2,000	(Won)	17,241
Due from bank in foreign currencies		22,968		—		37,072		60,040

	(Won)	38,209	(Won)	—	(Won)	39,072	(Won)	77,281

4.    Securities:

(1)	Securities as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007		2006
Available-for-sale securities:
Marketable equity securities	(Won)	1,403,174	(Won)	1,349,646
Unlisted equity securities		1,082,271		1,106,046
Equity investments		1,276		1,276
Government and public bonds		1		1
Securities in foreign currencies		10,208		10,332

		2,496,930		2,467,301

Securities using the equity method		92,244		90,556

	(Won)	2,589,174	(Won)	2,557,857

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(2)	Marketable equity securities as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

2007

	No. of shares	Ownership (%)	Book value before adjustment		Fair value (Book value)
KEB	40,314,387	6.25	(Won)	518,040	(Won)	554,323
Daewoo International Corporation(*1)	10,996,400	11.58		369,006		404,261
SK Networks Co., Ltd.(*1)	11,218,220	4.69		258,490		259,713
Industrial Bank of Korea	8,501,153	2.10		145,795		160,247
Hyundai Corporation(*1)	1,031,600	4.62		19,695		21,567
Hyundai IT Corporation(*1)	2,337,955	9.06		4,660		2,928
DKME Co., Ltd.(*1)	6,200	0.11		73		135

			(Won)	1,315,759	(Won)	1,403,174

(*1)	The securities (except 260,820 shares of SK Networks Co., Ltd) were restricted to sale as of June 30, 2007.

For the six months ended June 30, 2007, 1,672,880 shares of common stock and 469,932 shares of callable preferred stock of SK Networks Co., Ltd. released from lock-up were disposed for (Won)85,157 million and its gain on disposal of available-for-sale securities amounting to (Won)55,555 million was recorded in operating revenues.

2006

	No. of shares	Ownership (%)	Book value before adjustment		Fair value (Book value)
KEB	40,314,387	6.25	(Won)	568,433	(Won)	518,040
Daewoo International Corporation(*1)	10,996,400	11.58		420,612		369,006
SK Networks Co., Ltd.(*1)	12,891,100	5.39		131,206		297,037
Industrial Bank of Korea	8,501,153	2.10		149,195		145,795
Hyundai Corporation(*1)	1,031,600	4.62		18,940		19,695
DKME Co., Ltd.(*1)	6,200	0.11		95		73

			(Won)	1,288,481	(Won)	1,349,646

(*1)	The securities were restricted to sale as of December 31, 2006.

In 2006, 49,485,973 shares of 5 companies including 49,134,208 shares of KEB were disposed for (Won)443,737 million and its gain on disposal of available-for-sale securities amounting to (Won)184,369 million was recorded in non-operating income.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(3)	Unlisted equity securities as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

2007

	No. of shares	Ownership (%)	Book value before adjustment		Fair value (Book value)
Korea Highway Corp.	95,000,000	4.82	(Won)	950,000	(Won)	950,000
Industrial Bank of Korea (Preferred stock)	6,210,000	11.69		101,179		105,353
SK Networks Co., Ltd. (Preferred stock)	317,501	9.64		21,500		25,483
Korea Ship Finance	254,000	14.99		1,270		1,270
Daewoo Electronics Corp.	224,580	0.21		263		152
Others	4,959	—		13		13

			(Won)	1,074,225	(Won)	1,082,271

As of June 30, 2007, the Bank valuated the shares of Industrial Bank of Korea (Preferred stock), SK Networks Co., Ltd. (Preferred stock) and Daewoo Electronics Corp. at fair value based on the report of external evaluation agencies. The remaining shares were recorded at acquisition costs since the fair value was difficult to assess. The shares of SK Networks Co., Ltd. (Preferred stock) and Daewoo Electronics Corp. are restricted to sale as of June 30, 2007.

2006

	No. of shares	Ownership (%)	Book value before adjustment		Fair value (Book value)
Korea Highway Corp.	95,000,000	5.20	(Won)	950,000	(Won)	950,000
Industrial Bank of Korea (Preferred stock)	6,210,000	11.69		103,539		101,179
SK Networks Co., Ltd. (Preferred stock)	787,433	9.64		49,465		53,321
Korea Ship Finance	254,000	14.99		1,270		1,270
Daewoo Electronics Corp.	224,580	0.21		791		263
Others	4,959	—		4		13

			(Won)	1,105,069	(Won)	1,106,046

As of December 31, 2006, the Bank valuated the shares of Industrial Bank of Korea (Preferred stock), SK Networks Co., Ltd. (Preferred stock) and Daewoo Electronics Corp. at fair value based on the report of external evaluation agencies. The remaining shares were recorded at acquisition costs since the fair value was difficult to assess. The shares of SK Networks Co., Ltd. (Preferred stock) and Daewoo Electronics Corp. are restricted to sale as of December 31, 2006.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(4)	Equity investments as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

2007

	Ownership (%)	Book value before adjustment		Fair value (Book value)
Korea Asset Management Corporation	0.47	(Won)	1,220	(Won)	1,220
Korea Money Broker Corporation	0.56		56		56

		(Won)	1,276	(Won)	1,276

2006

	Ownership (%)	Book value before adjustment		Fair value (Book value)
Korea Asset Management Corporation	0.47	(Won)	1,220	(Won)	1,220
Korea Money Broker Corporation	0.56		56		56

		(Won)	1,276	(Won)	1,276

(5)	Government and public bonds as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

2007

	Acquisition cost		Fair value		Book value
Government and public bonds	(Won)	1	(Won)	1	(Won)	1

2006
	Acquisition cost		Fair value		Book value
Government and public bonds	(Won)	1	(Won)	1	(Won)	1

(6)	Securities in foreign currencies as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007				2006
	Acquisition cost		Book value		Acquisition cost		Book value
Foreign securities	(Won)	10,152	(Won)	10,208	(Won)	10,183	(Won)	10,332

The acquisition cost of securities in foreign currencies as of June 30, 2007 and December 31, 2006 were translated in these financial statements based on the basic rate ((Won)926.80 and (Won)929.60 to USD 1.00 at June 30, 2007 and December 31, 2006, respectively). The book values of securities in

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

foreign currencies as of June 30, 2007 and December 31, 2006 were assessed by applying base prices per bond announced on a recent trading day by securities valuation agencies or by using a rate of return presented by experienced bond dealers.

(7)	Securities using the equity method as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

2007

	Balance sheet date	Ownership (%)	Acquisition cost		Net asset value		Book value
KEXIM Bank UK Limited	2007.6.30	100.00	(Won)	37,106	(Won)	44,605	(Won)	44,605
KEXIM Vietnam Leasing Co.	2007.6.30	100.00		12,048		7,033		7,033
PT. KOEXIM Mandiri Finance	2007.6.30	85.00		4,513		11,688		11,510
KEXIM Asia Limited	2007.6.30	100.00		27,804		29,096		29,096

			(Won)	81,471	(Won)	92,422	(Won)	92,244

As of June 30, 2007, (Won) 2,300 million of the valuation gain on securities using the equity method and (Won) 691 million of the loss on valuation of securities using the equity method was recognized in accumulated other comprehensive income. The difference between the book value of the securities using the equity method and the net asset value of PT. KOEXIM Mandiri Finance, amounting to (Won) (178) million is the outstanding balance of negative goodwill as of June 30, 2007.

2006

	Balance sheet date	Ownership (%)	Acquisition cost		Net asset value		Book value
KEXIM Bank UK Limited	2006.12.31	100.00	(Won)	36,482	(Won)	43,029	(Won)	43,029
KEXIM Vietnam Leasing Co.	2006.12.31	100.00		12,085		6,777		6,777
PT. KOEXIM Mandiri Finance	2006.12.31	85.00		4,548		11,693		11,477
KEXIM Asia Limited	2006.12.31	100.00		27,888		29,265		29,273

			(Won)	81,003	(Won)	90,764	(Won)	90,556

As of December 31, 2006, (Won)4,564 million of the valuation gain on securities using the equity method and (Won)3 million of the loss on valuation of securities using the equity method was recognized in accumulated other comprehensive income. The difference between the book value of the securities using the equity method and the net asset value of PT. KOEXIM Mandiri Finance, amounting to (Won)(216) million is the outstanding balance of negative goodwill as of December 31, 2006. The difference between the book value of the securities using the equity method and the net asset value of KEXIM Asia Limited amounted to (Won)8 million, which was unrealized gain from inter-company transactions as of December 31, 2006.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(8)	Available-for-sale securities not recorded at fair value as of June 30, 2007 were as follows (Won in millions):

	Book value		Reason
Unlisted equity securities	(Won)	951,283	Difficulty in calculation of the fair value
Equity investment		1,276	Difficulty in calculation of the fair value

	(Won)	952,559

(9)	The securities portfolio, by country, as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

2007

	Available -for-sale securities		Securities using the equity method		Total		Ratio (%)
Securities in local currency
Korea	(Won)	2,486,722	(Won)	—	(Won)	2,486,722	96.05

Securities in foreign currencies
UK		—		44,605		44,605	1.72
Hong Kong		2,782		29,096		31,878	1.23
Indonesia		—		11,510		11,510	0.44
Vietnam		—		7,033		7,033	0.27
India		4,644		—		4,644	0.18
Korea		2,782		—		2,782	0.11

		10,208		92,244		102,452	3.95

	(Won)	2,496,930	(Won)	92,244	(Won)	2,589,174	100.00

2006

	Available -for-sale securities		Securities using the equity method		Total		Ratio (%)
Securities in local currency
Korea	(Won)	2,456,969	(Won)	—	(Won)	2,456,969	96.06

Securities in foreign currencies
UK		—		43,029		43,029	1.68
Hong Kong		2,811		29,273		32,084	1.26
Indonesia		—		11,477		11,477	0.45
Vietnam		—		6,777		6,777	0.26
India		4,704		—		4,704	0.18
Korea		2,817		—		2,817	0.11

		10,332		90,556		100,888	3.94

	(Won)	2,467,301	(Won)	90,556	(Won)	2,557,857	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(10)	Securities as of June 30, 2007 and December 31, 2006 were classified as follows (Won in millions):

2007

	Available -for-sale securities		Securities using the equity method		Total		Ratio (%)
Stock and equity investment	(Won)	2,486,721	(Won)	92,244	(Won)	2,578,965	99.61
Fixed interest rate bonds		10,209		—		10,209	0.39

	(Won)	2,496,930	(Won)	92,244	(Won)	2,589,174	100.00

2006

	Available -for-sale securities		Securities using the equity method		Total		Ratio (%)
Stock and equity investment	(Won)	2,456,968	(Won)	90,556	(Won)	2,547,524	99.60
Fixed interest rate bonds		10,333		—		10,333	0.40

	(Won)	2,467,301	(Won)	90,556	(Won)	2,557,857	100.00

(11)	Term structure of debt securities among available-for-sale securities as of June 30, 2007 was as follows (Won in millions):

	Due in 1 year or less		Due after 1 year to 5 years		Total
Available-for-sale securities	(Won)	10,208	(Won)	1	(Won)	10,209

(12)	Changes in accumulated other comprehensive income for the six months ended June 30, 2007 were as follows (Won in millions):

	Beginning balance		Increase (decrease)		Disposal (Realization)		Ending balance
Securities using the equity method	(Won)	(31)	(Won)	(691)	(Won)	—	(Won)	(722)

Available-for-sale securities:
Equity securities		612,252		69,209		29,548		651,913
Debt securities		386		(74)		—		312

		612,638		69,135		29,548		652,225

	(Won)	612,607	(Won)	68,444	(Won)	29,548	(Won)	651,503

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

5.    Loans:

(1)	Loans as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007		2006
Loans in local currency:
Loans for export	(Won)	2,596,920	(Won)	2,101,265
Loans for overseas investment		65,171		64,266
Loans for import		730,090		700,011
Others		254,230		216,982
Privately placed bonds		1,251		1,801
Debt for equity swap(*1)		115		—

		3,647,777		3,084,325

Loans in foreign currencies:
Loans for export		6,541,122		5,521,867
Loans for overseas investment		3,501,140		3,157,163
Trading note rediscount loans		956,378		776,828
Loans for import		841,349		599,988
Overseas funding loans		659,181		662,562
Domestic usance bills		88,567		108,720
Privately placed bonds		16,794		27,070
Inter-bank loans		19,959		41,091
Others		136		152

		12,624,626		10,895,441
Valuation adjustment of loans in foreign currencies(*2)		(33,465)		(8,314)

		12,591,161		10,887,127

Bills bought in local currency		95,514		113,637

Bills bought in foreign currencies		664,689		616,029

Advances for customers		771		3,520

Call loans:
Call loans in local currency		—		160,000
Call loans in foreign currencies		346,366		177,554

		346,366		337,554

Allowance for loan losses		(686,799)		(643,400)

	(Won)	16,659,479	(Won)	14,398,792

(*1)	Loans are expected to be swapped for equity based on the agreement of related parties. The loans are recognized at the lower of the book value of the loans or the fair value of the equities to be converted, and the difference in the values is recognized as allowances for loan losses.
(*2)	Interest rate swap was contracted to hedge the changes in the fair value of loan commitment in foreign currencies resulting from the volatility in the interest rate. The loss on valuation of loan commitment, which was confirmed, was recognized as valuation adjustment of loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(2)	Loans in local currency and foreign currencies, by customer, as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

2007

	Loans in local currency		Loans in foreign currencies		Total		Ratio (%)
Large corporations	(Won)	2,522,635	(Won)	3,832,563	(Won)	6,355,198	39.06
Small and medium-sized company(*)		1,125,142		784,353		1,909,495	11.73
Public and others		—		8,007,710		8,007,710	49.21

	(Won)	3,647,777	(Won)	12,624,626	(Won)	16,272,403	100.00

2006

	Loans in local currency		Loans in foreign currencies		Total		Ratio (%)
Large corporations	(Won)	2,114,949	(Won)	3,561,675	(Won)	5,676,624	40.60
Small and medium-sized company(*)		969,376		749,886		1,719,262	12.30
Public and others		—		6,583,880		6,583,880	47.10

	(Won)	3,084,325	(Won)	10,895,441	(Won)	13,979,766	100.00

(*)	Small and medium-sized company is described in Paragraph 1 of Article 2 of the Small and Medium-sized Company Law.

The amount of loans in foreign currencies excluded valuation adjustment of loans in foreign currencies.

(3)	Loans, by industry, as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

2007

	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)
Manufacturing	(Won)	3,066,384	(Won)	4,051,649	(Won)	409,160	(Won)	7,527,193	43.31
Transportation		58,580		4,498,098		38,151		4,594,829	26.44
Finance and insurance		1,251		2,197,238		600,127		2,798,616	16.10
Wholesale and retail		273,889		363,689		47,388		684,966	3.94
Real estate, renting and the related business		210,960		57,666		—		268,626	1.55
Construction		—		45,691		—		45,691	0.26
Public and others		36,713		1,410,595		12,514		1,459,822	8.40

	(Won)	3,647,777	(Won)	12,624,626	(Won)	1,107,340	(Won)	17,379,743	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

2006

	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)
Manufacturing	(Won)	2,671,405	(Won)	3,580,334	(Won)	338,190	(Won)	6,589,929	43.79
Transportation		46,680		3,550,697		48,804		3,646,181	24.23
Finance and insurance		1,801		2,005,727		286,072		2,293,600	15.24
Wholesale and retail		263,568		388,569		39,321		691,458	4.59
Real estate, renting and the related business		—		58,082		—		58,082	0.39
Construction		70,486		122,750		—		193,236	1.28
Public and others		30,385		1,189,282		358,353		1,578,020	10.48

	(Won)	3,084,325	(Won)	10,895,441	(Won)	1,070,740	(Won)	15,050,506	100.00

The amount of loans in foreign currencies excluded valuation adjustment of loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(4)	Loans, by country of borrower, as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

2007

	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)
Asia:
Korea	(Won)	3,647,777	(Won)	3,530,234	(Won)	501,677	(Won)	7,679,688	44.19
Iran		—		869,943		145,237		1,015,180	5.84
China		—		611,742		149,691		761,433	4.38
Indonesia		—		514,199		—		514,199	2.96
Singapore		—		388,125		20,584		408,709	2.35
India		—		393,448		344		393,792	2.27
Saudi Arabia		—		250,488		3,751		254,239	1.46
Others		—		728,680		157,023		885,703	5.10

		3,647,777		7,286,859		978,307		11,912,943	68.55

Europe:
Netherlands		—		330,739		—		330,739	1.90
France		—		320,802		278		321,080	1.85
Belgium		—		320,036		943		320,979	1.85
Russia		—		292,835		2,171		295,006	1.70
Others		—		1,460,877		90,081		1,550,958	8.92

		—		2,725,289		93,473		2,818,762	16.22

America:
USA		—		325,042		32,681		357,723	2.06
Mexico		—		130,238		—		130,238	0.75
Brazil		—		92,247		—		92,247	0.53
Others		—		912,944		63		913,007	5.25

		—		1,460,471		32,744		1,493,215	8.59

Africa:
South Africa		—		3,707		1,924		5,631	0.03
Others		—		414,884		59		414,943	2.39

		—		418,591		1,983		420,574	2.42

Oceania:
Australia and others		—		733,416		833		734,249	4.22

	(Won)	3,647,777	(Won)	12,624,626	(Won)	1,107,340	(Won)	17,379,743	100.00

The amount of loans in foreign currencies excluded valuation adjustment of loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

2006

	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)
Asia:
Korea	(Won)	3,084,325	(Won)	3,218,125	(Won)	528,074	(Won)	6,830,524	45.38
Iran		—		824,278		180,702		1,004,980	6.68
China		—		659,177		133,591		792,768	5.27
Indonesia		—		500,603		85		500,688	3.33
India		—		326,536		1,259		327,795	2.18
Vietnam		—		162,517		10,504		173,021	1.15
Qatar		—		95,005		—		95,005	0.63
Others		—		378,672		73,659		452,331	3.00

		3,084,325		6,164,913		927,874		10,177,112	67.62

Europe:
France		—		334,745		36		334,781	2.23
Russia		—		323,694		6,140		329,834	2.19
Netherlands		—		302,338		—		302,338	2.01
Belgium		—		262,712		510		263,222	1.75
Others		—		1,365,142		95,135		1,460,277	9.70

		—		2,588,631		101,821		2,690,452	17.88

America:
USA		—		346,195		33,947		380,142	2.52
Mexico		—		163,608		—		163,608	1.09
Brazil		—		86,669		—		86,669	0.57
Others		—		735,895		3,956		739,851	4.92

		—		1,332,367		37,903		1,370,270	9.10

Africa:
Liberia		—		330,168		350		330,518	2.20
South Africa		—		3,718		1,512		5,230	0.03

		—		333,886		1,862		335,748	2.23

Oceania:
Australia and others		—		475,644		1,280		476,924	3.17

	(Won)	3,084,325	(Won)	10,895,441	(Won)	1,070,740	(Won)	15,050,506	100.00

The amount of loans in foreign currencies excluded valuation adjustment of loans in foreign currencies.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(5)	The loans that were restructured due to court receiverships and compositions as of June 30, 2007 were as follows (Won in millions):

	Company	Amount		Allowances
Court receiverships and composition	Choongnam Spinning Co., Ltd. and 4 other companies	(Won)	5,769	(Won)	3,425
Individual agreements	Financial loan to Russia and 3 other companies		237,431		36,604

		(Won)	243,200	(Won)	40,029

(6)	Changes in the present value discounts relating to the restructured loans for the six months ended June 30, 2007 were as follows (Won in millions):

	Discount rate (%)	Term (year)	Beginning balance		Increase		Decrease		Ending balance
Court receiverships and composition	1.30~4.99	2~10	(Won)	657	(Won)	1,071	(Won)	158	(Won)	1,570
Individual agreements(*1)	4.24~5.30	6~18		43,181		—		3,593		39,588

			(Won)	43,838	(Won)	1,071	(Won)	3,751	(Won)	41,158

(*1)	The overdue financial loans to Russia amount to USD 422 million (the principal and interest amounting to USD 262 million and USD 160 million, respectively). In accordance with the bilateral agreement between the Government and Russia, the Bank restructured the remaining loan balances of USD 299 million after exempting the interest of the relevant loans amounting to USD 123 million. As of June 30, 2007, the amounts of restructured financial loans to Russia and their present value discounts are (Won)182,299 million and (Won)32,871 million, respectively.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(7)	Term structure of loans as of June 30, 2007 was as follows (Won in millions):

	Loans in local currency		Loans in foreign currencies		Others		Total		Ratio (%)
Due in 3 months or less	(Won)	644,492	(Won)	1,707,688	(Won)	870,480	(Won)	3,222,660	18.54
Due after 3 months to 6 months		1,025,159		1,034,047		112,372		2,171,578	12.49
Due after 6 months to 1 year		1,594,434		886,504		29,965		2,510,903	14.45
Due after 1 year to 2 years		100,768		506,355		26,332		633,455	3.64
Due after 2 years to 3 years		11,886		906,771		7,022		925,679	5.33
Due after 3 years to 4 years		7,300		491,471		—		498,771	2.87
Due after 4 years to 5 years		49,248		589,177		9,425		647,850	3.73
Due after 5 years		214,490		6,502,613		51,744		6,768,847	38.95

	(Won)	3,647,777	(Won)	12,624,626	(Won)	1,107,340	(Won)	17,379,743	100.00

The amount of loans in foreign currencies excluded valuation adjustment of loans in foreign currencies.

6.    Allowances for Loan Losses:

(1)	The allowances for loan losses as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007		2006
Loans in local currency	(Won)	92,426	(Won)	87,506
Loans in foreign currencies		552,119		504,808
Bills bought in local currency and foreign currencies		42,247		50,621
Advances for customers		7		465

	(Won)	686,799	(Won)	643,400

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(2)	As of June 30, 2007 and December 31, 2006, loan balances and allowances for loan losses by credit risk classification were as follows (Won in millions):

2007

	Loan balance classification
	Normal		Pre- cautionary		Substandard		Doubtful		Estimated loss		Total
Loans in local currency	(Won)	3,579,574	(Won)	13,001	(Won)	44,343	(Won)	5,570	(Won)	5,289	(Won)	3,647,777
Loans in foreign currencies		12,332,508		243,128		13,289		6,773		8,969		12,604,667
Bills bought in local currency and foreign currencies		653,770		102,634		440		3,359		—		760,203
Advances for customers		771		—		—		—		—		771

	(Won)	16,566,623	(Won)	358,763	(Won)	58,072	(Won)	15,702	(Won)	14,258	(Won)	17,013,418

The present value discounts were not reflected to the amount of loans stated above. Inter-bank loans of (Won)19,959 million and call loans of (Won)346,366 million were excluded because these were classified as normal. The valuation adjustment of loans in foreign currencies of (Won)(33,465) million was also excluded.

	Allowance for loan losses classification
	Normal		Pre- cautionary		Substandard		Doubtful		Estimated loss		Total
Loans in local currency	(Won)	60,107	(Won)	2,562	(Won)	19,200	(Won)	5,268	(Won)	5,289	(Won)	92,426
Loans in foreign currencies		459,032		71,685		6,011		6,422		8,969		552,119
Bills bought in local currency and foreign currencies		16,104		22,732		190		3,221		—		42,247
Advances for customers		7		—		—		—		—		7

	(Won)	535,250	(Won)	96,979	(Won)	25,401	(Won)	14,911	(Won)	14,258	(Won)	686,799

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

2006

	Loan balance classification
	Normal		Pre- cautionary		Substandard		Doubtful		Estimated loss		Total
Loans in local currency	(Won)	2,834,348	(Won)	241,792	(Won)	—	(Won)	3,732	(Won)	4,453	(Won)	3,084,325
Loans in foreign currencies		10,597,422		235,979		3,716		8,606		8,627		10,854,350
Bills bought in local currency and foreign currencies		649,252		60,104		11,163		9,147		—		729,666
Advances for customers		773		2,747		—		—		—		3,520

	(Won)	14,081,795	(Won)	540,622	(Won)	14,879	(Won)	21,485	(Won)	13,080	(Won)	14,671,861

The present value discounts were not reflected to the amount of loans stated above. Inter-bank loans of (Won)41,091 million and call loans of (Won)337,554 million were excluded because these were classified as normal. The valuation adjustment of loans in foreign currencies of (Won)(8,314) million was also excluded.

	Allowance for loan losses classification
	Normal		Pre- cautionary		Substandard		Doubtful		Estimated loss		Total
Loans in local currency	(Won)	42,366	(Won)	37,156	(Won)	—	(Won)	3,531	(Won)	4,453	(Won)	87,506
Loans in foreign currencies		414,390		71,948		1,645		8,198		8,627		504,808
Bills bought in local currency and foreign currencies		20,812		16,350		4,834		8,625		—		50,621
Advances for customers		5		460		—		—		—		465

	(Won)	477,573	(Won)	125,914	(Won)	6,479	(Won)	20,354	(Won)	13,080	(Won)	643,400

(3)	Changes in allowances for loan losses for the six months ended June 30, 2007 and for the year ended December 31, 2006 were as follows (Won in millions):

	2007		2006
Beginning balance	(Won)	643,400	(Won)	570,161
Provision for possible loan losses		48,730		123,430
Write-off		—		(4,699)
Debt for equity swap		(1,668)		(485)
Decrease in present value discounts		(2,680)		(9,631)
Changes in exchange rates and others(*)		(983)		(35,376)

Ending balance	(Won)	686,799	(Won)	643,400

(*)	Changes in exchange rates and others were mainly derived from the movements in foreign currency translation on allowances for loan losses and recovery of written-off loans.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(4)	Percentage of the allowance for loan losses to loans subject to allowance for loan losses as of June 30, 2007 and for the previous 2 years were as follows (Won in millions):

	2007.6.30		2006.12.31		2005.12.31
Loans subject to allowance for possible loan losses	(Won)	17,013,418	(Won)	14,671,861	(Won)	11,837,894
Allowances for loan losses		686,799		643,400		570,161

Percentage (%)		4.04		4.39		4.82

7.    Tangible Assets:

(1)	Tangible assets and the related accumulated depreciation as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007						2006
	Acquisition cost		Accumulated depreciation		Book value		Acquisition cost		Accumulated depreciation		Book value
Land	(Won)	4,484	(Won)	—	(Won)	4,484	(Won)	4,484	(Won)	—	(Won)	4,484
Buildings		43,633		13,546		30,087		43,633		12,800		30,833
Vehicles		1,730		1,324		406		1,689		1,274		415
Equipments		14,120		11,385		2,735		13,868		10,590		3,278

	(Won)	63,967	(Won)	26,255	(Won)	37,712	(Won)	63,674	(Won)	24,664	(Won)	39,010

(2)	The published value of land was (Won)94,674 million and (Won)81,246 million as of June 30, 2007 and December 31, 2006, respectively, based on the Laws on Disclosure of Land Price and Valuation of Land.

(3)	Changes in book value of tangible assets for the six months ended June 30, 2007 were as follows (Won in millions):

	Beginning balance		Acquisition		Disposal		Depreciation		Ending balance
Land	(Won)	4,484	(Won)	—	(Won)	—	(Won)	—	(Won)	4,484
Buildings		30,833		—		—		746		30,087
Vehicles		415		126		2		133		406
Equipments		3,278		303		1		845		2,735

	(Won)	39,010	(Won)	429	(Won)	3	(Won)	1,724	(Won)	37,712

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(4)	Tangible assets, which have been insured as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

		2007				2006
	Insurance company	Book value		Insured amount		Book value		Insured amount
Buildings	LIG Insurance Co., Ltd. and others	(Won)	30,087	(Won)	27,489	(Won)	30,833	(Won)	27,489
Equipments	LIG Insurance Co., Ltd. and others		2,735		3,103		3,278		2,866

		(Won)	32,822	(Won)	30,592	(Won)	34,111	(Won)	30,355

In addition to the above, the Company carries manufacturing liability insurance ((Won)80 million coverage per accidental death and maximum coverage of (Won)300 million per accident), gas liability insurance and comprehensive auto insurance.

8.    Other Assets:

(1)	Other assets as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007		2006
Guarantee deposits	(Won)	21,772	(Won)	20,212
Accounts receivable		47		47
Accrued income		240,100		188,487
Prepaid expenses		20,500		34,604
Advance payments		4		—
Financial derivative assets (Note 14)		166,117		55,652
Intangible assets		3,751		4,380
Sundry assets		15,830		14,938

	(Won)	468,121	(Won)	318,320

(2)	Intangible assets as of June 30, 2007 were as follows (Won in millions):

	Book value
Acquisition cost	(Won)	10,525
Accumulated amortization		6,774

	(Won)	3,751

(3)	Changes in intangible assets for the six months ended June 30, 2007 were as follows (Won in millions):

	Book value
Beginning balance	(Won)	4,380
Increase		361
Amortization		990

Ending balance	(Won)	3,751

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(4)	Sundry assets as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007		2006
Other loans	(Won)	8,405	(Won)	8,557
Other suspense payments		1,274		1,002
Suspense payments on credit		5		5
Others		6,146		5,374

	(Won)	15,830	(Won)	14,938

9.    Borrowings:

(1)	Borrowings as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	Financial institution	Interest rate (%)	2007		2006
Call money:
Local currency	Woori CSAM and others	4.42~4.44	(Won)	40,000	(Won)	300,000
Foreign currencies	Sumitomo Mitsui Bank	Libor + 0.74		122,591		219,260

				162,591		519,260

Borrowings in foreign currencies:
Borrowings from banks	Sumitomo Mitsui Bank	Libor + 0.77		3,762		224,034
CP	UBS AG and others	0.80~5.85		1,245,644		902,130
Off-shore borrowings	Bank of China and others	2.88~5.45		—		32,751
Other borrowings	Overseas banks	0.08~0.80		88,567		108,720

				1,337,973		1,267,635

Gain on valuation of fair value hedged items (current year portion)				—		(667)
Loss on valuation of fair value hedged items (prior year portion)				—		748

				1,337,973		1,267,716

Debentures:
Local currency:
Fixed rate debentures in local currency		4.63~5.44		1,230,000		680,000
Discount on debentures				(36,674)		(14,827)

				1,193,326		665,173

Foreign currencies:
Floating rates debentures in foreign currencies		Libor3M+0.04 and others		2,861,432		6,095,087
Fixed rates debentures in foreign currencies		1.84~12.61		8,281,290		3,372,732

				11,142,722		9,467,819

Gain (Loss) on valuation of fair value hedged items (current year portion)				(33,827)		11,527
Gain on valuation of fair value hedged items (prior year portion)				(70,466)		(84,040)

				11,038,429		9,935,306

Premiums on debentures				406		939
Discounts on debentures				(49,820)		(49,657)

				10,989,015		9,346,588

				12,182,341		10,011,761

			(Won)	13,682,905	(Won)	11,798,737

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(2)	Call money and borrowings in foreign currencies from financial institutions as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007						2006
	Call money		Borrowings in foreign currencies		Total		Call money		Borrowings in foreign currencies		Total
Banks	(Won)	162,591	(Won)	1,249,406	(Won)	1,411,997	(Won)	519,260	(Won)	1,158,915	(Won)	1,678,175
Others		—		88,567		88,567		—		108,720		108,720

	(Won)	162,591	(Won)	1,337,973	(Won)	1,500,564	(Won)	519,260	(Won)	1,267,635	(Won)	1,786,895

(3)	Term structure of borrowings as of June 30, 2007 was as follows (Won in millions):

	Due in 3 months or less		Due after 3 months to 6 months		Due after 6 months to 1 year		Due after 1 year to 3 years		Due after 3 years		Total
Call money in local currency	(Won)	40,000	(Won)	—	(Won)	—	(Won)	—	(Won)	—	(Won)	40,000
Call money in foreign currencies		122,591		—		—		—		—		122,591
Borrowings in foreign currencies		1,176,227		119,500		42,246		—		—		1,337,973
Debentures in local currency		—		230,000		790,000		210,000		—		1,230,000
Debentures in foreign currencies		473,728		1,038,016		774,533		3,574,837		5,281,608		11,142,722

	(Won)	1,812,546	(Won)	1,387,516	(Won)	1,606,779	(Won)	3,784,837	(Won)	5,281,608	(Won)	13,873,286

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

10.    Other Liabilities:

(1)	Other liabilities as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007		2006
Accrued severance benefits (Notes 2 and 12)	(Won)	27,692	(Won)	27,509
Less: Transfer to National Pension (Note 12)		(9)		(10)
Allowance for possible losses on acceptances and guarantees (Note 11)		336,481		253,543
Allowance for unused credit line of loan commitments (Note 11)		28,246		25,814
Foreign exchange settlement account-credit		194,497		15,130
Accounts payable		6,724		4,706
Accrued expenses		297,756		205,649
Deferred income tax liabilities (Note 18)		84,674		77,295
Unearned revenues		148,407		150,834
Guarantees deposits received		133		100
Financial derivatives liabilities (Note 14)		104,469		87,468
Sundry liabilities		49,294		41,764

	(Won)	1,278,364	(Won)	889,802

(2)	Sundry liabilities as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007		2006
Suspense receipts	(Won)	48,109	(Won)	39,194
Taxes withheld		1,146		2,504
Others		39		66

	(Won)	49,294	(Won)	41,764

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

11.    Acceptances and Guarantees and Allowance for Possible Losses:

(1)	Acceptances and guarantees as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007		2006
Confirmed acceptances and guarantees:
Local currency:
Guarantees for performance of contracts	(Won)	19,965	(Won)	24,432
Guarantees for repayment of advances		31,459		40,625
Others		58,634		1,264

		110,058		66,321

Foreign currencies:
Guarantees for performance of contracts		2,395,346		2,179,230
Guarantees for repayment of advances		22,032,499		18,957,040
Acceptances for letters of guarantee for importers letter		11,844		6,161
Acceptances on import credit memorandum		26,517		75,097
Others		1,114,866		1,029,793

		25,581,072		22,247,321

		25,691,130		22,313,642

Unconfirmed acceptances and guarantees:
Letters of credit		124,455		123,688
Others		27,101,236		23,270,464

		27,225,691		23,394,152

	(Won)	52,916,821	(Won)	45,707,794

(2)	Confirmed and unconfirmed acceptances and guarantees by classification and allowances for possible losses on confirmed and unconfirmed acceptances and guarantees as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007					2006
	Acceptances and guarantees		Allowance		Ratio (%)	Acceptances and guarantees		Allowance		Ratio (%)
Confirmed acceptances and guarantees:
Normal	(Won)	25,688,976	(Won)	212,294	0.83	(Won)	22,311,455	(Won)	168,821	0.76
Precautionary		2,154		168	7.78		2,187		172	7.86

		25,691,130		212,462	0.83		22,313,642		168,993	0.76

Unconfirmed acceptances and guarantees(*):
Normal		27,225,662		124,016	0.46		23,394,094		84,545	0.36
Precautionary		29		3	10.34		58		5	8.62

		27,225,691		124,019	0.46		23,394,152		84,550	0.36

	(Won)	52,916,821	(Won)	336,481	0.64	(Won)	45,707,794	(Won)	253,543	0.55

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(*)	In 2005, the Bank started to provide allowance for possible losses on unconfirmed acceptances and guarantees at the same rate of allowance for loan losses applicable to the related borrowers, also considering the credit adjustment rates to off-balance sheet items announced by FSS (See Note 2).

(3)	Changes in allowances for possible losses on confirmed and unconfirmed acceptances and guarantees for the six months ended June 30, 2007 and for the year ended December 31, 2006 were as follows (Won in millions):

	2007		2006
Beginning balance	(Won)	253,543	(Won)	227,670
Provision of allowance for possible losses		84,025		45,026
Changes in foreign exchange rates and others		(1,087)		(19,153)

Ending balance	(Won)	336,481	(Won)	253,543

(4)	Acceptances and guarantees, by industry, as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

2007

	Confirmed			Unconfirmed			Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)
Manufacturing	(Won)	23,415,896	91.14	(Won)	27,054,509	99.37	(Won)	50,470,405	95.38
Construction		1,540,525	6.00		27,444	0.10		1,567,969	2.96
Finance and insurance		490,745	1.91		11,452	0.04		502,197	0.95
Wholesale and retail		128,950	0.50		39,771	0.15		168,721	0.32
Services		18,157	0.07		18,577	0.07		36,734	0.07
Others		96,857	0.38		73,938	0.27		170,795	0.32

	(Won)	25,691,130	100.00	(Won)	27,225,691	100.00	(Won)	52,916,821	100.00

2006

	Confirmed			Unconfirmed			Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)
Manufacturing	(Won)	20,248,696	90.75	(Won)	23,212,911	99.23	(Won)	43,461,607	95.09
Construction		1,454,143	6.51		20,973	0.09		1,475,116	3.23
Finance and insurance		365,404	1.64		36,946	0.16		402,350	0.88
Wholesale and retail		128,576	0.58		17,107	0.07		145,683	0.32
Services		33,525	0.15		18,011	0.07		51,536	0.11
Others		83,298	0.37		88,204	0.38		171,502	0.37

	(Won)	22,313,642	100.00	(Won)	23,394,152	100.00	(Won)	45,707,794	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(5)	Acceptances and guarantees, by country of borrower, as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

2007

	Confirmed			Unconfirmed			Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)
Asia:
Korea	(Won)	25,072,000	97.59	(Won)	27,141,868	99.69	(Won)	52,213,868	98.67
India		91,789	0.36		72,372	0.27		164,161	0.31
Hong Kong		55,608	0.21		—	—		55,608	0.11
Iran		38,041	0.15		126	0.00		38,167	0.07
Japan		18,265	0.07		—	—		18,265	0.03
Vietnam		—	—		316	0.00		316	0.00

		25,275,703	98.38		27,214,682	99.96		52,490,385	99.19

America:
USA		178,531	0.69		3,102	0.01		181,633	0.34
Mexico		35,270	0.14		—	—		35,270	0.07
Dominican Rep.		1,326	0.01		—	—		1,326	0.00

		215,127	0.84		3,102	0.01		218,229	0.41

Europe:
UK		124,589	0.49		1,360	0.01		125,949	0.24
France		75,711	0.29		6,547	0.02		82,258	0.16

		200,300	0.78		7,907	0.03		208,207	0.40

	(Won)	25,691,130	100.00	(Won)	27,225,691	100.00	(Won)	52,916,821	100.00

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

2006

	Confirmed			Unconfirmed			Total
	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)	Acceptances and guarantees		Ratio (%)
Asia:
Korea	(Won)	21,790,047	97.66	(Won)	23,269,002	99.47	(Won)	45,059,049	98.58
India		76,453	0.34		88,204	0.38		164,657	0.36
Iran		40,881	0.18		126	0.00		41,007	0.09
Japan		19,776	0.09		—	—		19,776	0.04
Vietnam		—	—		397	0.00		397	0.00

		21,927,157	98.27		23,357,729	99.85		45,284,886	99.07

America:
USA		127,960	0.58		3,112	0.01		131,072	0.29
Mexico		58,665	0.26		—	—		58,665	0.13
Dominican Rep.		2,660	0.01		—	—		2,660	0.01

		189,285	0.85		3,112	0.01		192,397	0.43

Europe:
UK		126,227	0.56		1,364	0.01		127,591	0.28
France		50,559	0.23		31,947	0.13		82,506	0.18
Poland		20,414	0.09		—	—		20,414	0.04

		197,200	0.88		33,311	0.14		230,511	0.50

	(Won)	22,313,642	100.00	(Won)	23,394,152	100.00	(Won)	45,707,794	100.00

(6)	Percentages of allowances for possible losses to acceptances and guarantees subject to allowances for possible losses as of June 30, 2007 and for the previous 2 years were as follows (Won in millions):

	2007.6.30		2006.12.31		2005.12.31
Acceptances and guarantees subject to allowances for possible losses	(Won)	52,916,821	(Won)	45,707,794	(Won)	36,538,422
Allowances		336,481		253,543		227,670

Percentage (%)		0.64		0.55		0.62

(7)	Unused credit line of loan commitments and allowances for on credit line of loan commitments as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007		2006
Unused credit line of loan commitments	(Won)	6,315,115	(Won)	6,827,643
Allowances		28,246		25,814

Percentage (%)		0.45		0.38

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

The Bank started to apply the rate of allowances for possible losses on loans, which is classified as normal and of which maturity is less than 1 year to unused credit line of loan commitments pursuant to the guideline of allowances for possible losses to off-balance sheets items in 2005. The allowances for possible losses were recognized considering the credit adjustment rates to off-balance sheet items announced by the FSS and recorded as allowance for unused credit line of loan commitments.

(8)	Changes in allowances for on credit line of loan commitments for the six months ended June 30, 2007 and for the year ended December 31, 2006 were as follows (Won in millions):

	2007		2006
Beginning balance	(Won)	25,814	(Won)	27,597
Provision for allowance		2,519		256
Changes in exchange rates and others		(87)		(2,039)

Ending balance	(Won)	28,246	(Won)	25,814

12.    Accrued Severance Benefits:

Changes in accrued severance benefits for the six months ended June 30, 2007 and for the year ended December 31, 2006 were as follows (Won in millions):

2007

	Beginning balance		Provision		Payment		Ending balance
Accrued severance benefits	(Won)	27,509	(Won)	1,907	(Won)	1,724	(Won)	27,692
National Pension		(10)		—		(1)		(9)

	(Won)	27,499	(Won)	1,907	(Won)	1,723	(Won)	27,683

2006

	Beginning balance		Provision		Payment		Ending balance
Accrued severance benefits	(Won)	22,950	(Won)	6,337	(Won)	1,778	(Won)	27,509
National Pension		(10)		—		—		(10)

	(Won)	22,940	(Won)	6,337	(Won)	1,778	(Won)	27,499

13.    Shareholders’ Equity:

(1)	Capital stock

The authorized capital stock of the Bank as of June 30, 2007 was (Won)4,000,000 million and the capital stock amounted to (Won)3,305,755 million and (Won)3,305,755 million as of June 30, 2007 and December 31, 2006, respectively. The Bank increased its capital stock by (Won)10,000 million from the Government on July 3, 2006. The Bank does not issue share certificates.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(2)	Retained earnings

1) Legal reserve

In accordance with the EXIM Bank Act, the Bank reserves 20 percent of unappropriated retained earnings as the legal reserve, until the accumulated reserve equals to its capital stock.

2) Voluntary reserve

The Bank appropriates the remaining balance, net of legal reserve and dividend payments, to voluntary reserve.

14.    Contingencies and Commitments:

(1)	Other commitments as of June 30, 2007 and December 31, 2006 were as follows (Won in millions):

	2007		2006
Unused credit line of loan commitments	(Won)	6,315,115	(Won)	6,827,643
Written-off loans		135,029		136,002

	(Won)	6,450,144	(Won)	6,963,645

(2)	Pending litigations.

Ten lawsuits were filed by the Bank with aggregate claims of (Won)195,000 million and 2 lawsuits were filed against the Bank involving aggregate damages of (Won)200 million; they are all pending as of June 30, 2007.

The management of the Bank believes that the ultimate liability from the lawsuits, if any, will not materially affect the financial position of the Bank.

The aforementioned pending litigations (the first trial is currently underway) have been filed by Jaesoon, Park claiming revocation of provisional attachment relating to the debt guarantees of Chungnam Spinning Co., Ltd. and by Kibo Technology Fund claiming action of cancellation of creditors on obliteration of mortgage.

(3)	Sales of the shares of Korea Exchange Bank (“KEB”).

The Bank sold 30,865,792 shares of Korea Exchange Bank (“KEB”) to LSF-KEB Holdings, SCA (“LSF”) on October 30, 2003 at (Won)5,400 per share. LSF exercised its call option, which was issued by the Bank in relation to the aforementioned sales transaction, and additionally purchased 49,134,208 shares of KEB at (Won)8,487.50 per share in the current fiscal year (refer to Note 4 (2) to the financial statements).

In addition to the above, if certain conditions in the mutual agreement between the Bank and LSF are met when LSF sells its KEB shares; then, the Bank has the right to ask LSF to sell the remaining shares of KEB for the same conditions and LSF also has the right to ask the Bank to sell the remaining shares (when LSF sells theirs) for the same conditions.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(4)	Details of transactions of derivatives instruments were as follows as of and for the six months ended June 30, 2007 and the year ended December 31, 2006 (Won in millions):

2007

	Outstanding contract amount						Gain (loss) on valuation (S/I)						Gain (loss) on Valuation (B/S)
	Total		Hedging Purpose		Hedge Accounting		Total		Hedging Purpose		Hedge Accounting
Currency forwards	(Won)	327,340	(Won)	327,340	(Won)	—	(Won)	653 (1,604)	(Won)	653 (1,604)	(Won)	— —	(Won)	653 (1,604)
Currency swaps		3,802,090		2,040,077		1,762,013		98,614 (20,095)		45,404 (2,141)		53,210 (17,954)		116,188 (19,306)
Interest rate swaps		6,045,512		790,282		5,255,230		54,650 (25,831)		5,745 (391)		48,905 (25,440)		47,314 (83,559)
Stock option		7,500		7,500		—		252		252		—		1,962

	(Won)	10,182,442	(Won)	3,165,199	(Won)	7,017,243	(Won)	154,169 (47,530)	(Won)	52,054 (4,136)	(Won)	102,115 (43,394)	(Won)	166,117 (104,469)

2006

	Outstanding contract amount						Gain (loss) on valuation (S/I)						Gain (loss) on Valuation (B/S)
	Total		Hedging Purpose		Hedge Accounting		Total		Hedging Purpose		Hedge Accounting
Currency forwards	(Won)	501,498	(Won)	501,498	(Won)	—	(Won)	1,304 (2,102)	(Won)	1,304 (2,102)	(Won)	— —	(Won)	1,304 (2,102)
Currency swaps		1,533,542		1,510,087		23,455		67,436 (1,820)		67,436 (971)		— (849)		36,074 (1,511)
Interest rate swaps		5,451,828		737,619		4,714,209		26,636 (12,697)		2,350 (1,472)		24,286 (11,225)		16,564 (83,855)
Stock option		7,500		7,500		—		1,710		1,710		—		1,710

	(Won)	7,494,368	(Won)	2,756,704	(Won)	4,737,664	(Won)	97,086 (16,619)	(Won)	72,800 (4,545)	(Won)	24,286 (12,074)	(Won)	55,652 (87,468)

The Bank holds derivative instruments for its trading activities and hedging activities, to manage the interest rate risk and foreign currencies exchange risk derived from loans, debentures and borrowings. Outstanding contractual amount and gain (loss) on valuation relating to hedge accounting resulted from derivative instruments accounted for using hedge accounting methods pursuant to the Interpretations on Financial Accounting Standards 53-70.

Hedged items consist of loans and debentures to which fair value hedge accounting is applied. Loss on the hedged item attributable to the hedged risk amounting to (Won)24,963 million for loans and gain amounting to (Won)33,827 million for debentures have been recognized for the six months ended June 30, 2007.

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

15.    Interest Income and Interest Expenses:

The average balance of the interest bearing assets and liabilities, and the related interest income and expenses as of and for the six months ended June 30, 2007 was as follows (Won in millions):

	2007
	Average balance		Interest incomes/expenses
Interest income bearing assets
Loans	(Won)	16,486,121	(Won)	461,939
Due from banks		77,259		3,693
Securities		10,388		378

	(Won)	16,573,768	(Won)	466,010

Interest expense bearing liabilities
Borrowings	(Won)	1,946,636	(Won)	42,401
Debentures		11,109,294		284,083

	(Won)	13,055,930	(Won)	326,484

Loans included call loans and borrowings included call money.

16.    General and Administrative Expenses:

General and administrative expenses for the six months ended June 30, 2007 were as follows (Won in millions):

	2007
Financial management expenses:
Salaries and wages	(Won)	27,042
Others		13,640

		40,682

Economic cooperation management expenses		414

Other general and administrative expenses:
Severance benefits (Note 12)		1,907
Depreciation (Note 7)		1,724
Amortization expense of intangible assets (Note 8)		990
Taxes and dues		183
Fund contributions		3,623

		8,427

	(Won)	49,523

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

17.    Non-operating Income and Expenses:

Non-operating income and expenses for the six months ended June 30, 2007 were as follows (Won in millions):

	2007
Non-operating income:
Gain on disposal of tangible assets	(Won)	657
Rental income		10
Gain on valuation of securities using the equity method (Note 4)		2,300
Others		427

	(Won)	3,394

Non-operating expenses:
Loss on disposal of tangible assets	(Won)	1
Others		634

	(Won)	635

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

18.    Income Tax Expense:

(1)	The differences between net income before income tax and taxable income pursuant to Korean Corporate Income Tax Law for the six months June 30, 2007 were as follows (Won in millions):

	Amount
I. Net income before income tax	(Won)	116,227
II. Non temporary differences:
(1) Entertainment expenses		2
(2) Undesignated donations		38
(3) Interest paid		157
(4) Sundry profits		(150)
(5) Dividend earned		(15,203)

		(15,156)

III. Temporary differences:
1. Additions:
(1) Loss (gain) on fair value hedges		64,118
(2) Gain on valuation of derivative instruments (prior period)		43,119
(3) Loss on valuation of derivative instruments (current period)		83,559
(4) Allowance for loan losses (current period)		306,197
(5) Allowance for possible losses of confirmed and unconfirmed acceptances and guarantees (current period)		336,481
(6) Unused credit line of loan commitments (current period)		28,246
(7) Allowance for severance benefits		1,475
(8) Depreciation		753
(9) Debt-to-equity swap		1,668
(10) Others		8,624

		874,240

2. Deductions:
(1) Gain (loss) on fair value hedges		70,828
(2) Loss on valuation of derivative instruments (prior period)		86,751
(3) Gain on valuation of derivative instruments (current period)		62,756
(4) Allowance for loan losses (prior period)		308,016
(5) Allowance for possible losses of confirmed acceptances and guarantees (prior period)		253,543
(6) Unused credit line of loan commitments (prior period)		25,814
(7) Depreciation		186
(8) Gain on valuation of securities using the equity method		2,300
(9) Debt-to-equity swap		25,972
(10) Others		12,087

		848,253

IV. Taxable income	(Won)	127,058

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(2)	Changes in accumulated temporary difference for the six months ended June 30, 2007 were as follows (Won in millions):

	Beginning(*)		Decrease		Increase		Ending
Loss (gain) on fair value hedges	(Won)	(64,118)	(Won)	(64,118)	(Won)	(70,828)	(Won)	(70,828)
Depreciation		2,162		186		753		2,729
Allowance for severance benefits		16,259		—		1,475		17,734
Allowance for loan losses		308,016		308,016		306,197		306,197
Gain on valuation of securities using the equity method		(18,675)		—		(2,300)		(20,975)
Loss on valuation of derivative instruments		86,751		86,751		83,559		83,559
Gain on valuation of derivative instruments		(43,119)		(43,119)		(62,756)		(62,756)
Available-for-sale securities (KEB)		(114,692)		—		—		(114,692)
Convertible stock		96,924		25,972		1,668		72,620
Allowance for possible losses of confirmed and unconfirmed acceptances and guarantees		253,543		253,543		336,481		336,481
Unused credit line of loan commitments		25,814		25,814		28,246		28,246
Others		15,527		12,087		8,624		12,064

		564,392		605,132		631,119		590,379

Statutory tax rate		27.5%						27.5%
Tax effect		155,209						162,354

Deferred tax effect from available-for-sale securities		(232,370)						(247,028)

Deferred tax liabilities	(Won)	(77,161)					(Won)	(84,674)

Difference amounting to (Won)134 million between closing statements and statement of tax reconciliation in 2006 was reflected in the current period. The beginning balance of accumulated temporary difference was adjusted on the prior-period final income tax.

(3)	Income tax expense for the six months ended June 30, 2007 and for the year ended December 31, 2006 was as follows (Won in millions):

	2007		2006
Income tax currently payable	(Won)	34,926	(Won)	34,767
Changes in deferred tax assets (liabilities)		7,513		(78,670)
Changes due to adjustment for the prior-period final income tax		(53)		(83)
Income tax expense charged to capital		(14,658)		107,343

	(Won)	27,728	(Won)	63,357

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(4)	The statutory income tax rate applicable to the Bank is 27.5% for the six months ended June 30, 2007 and for the year ended December 31, 2006. However, due to tax adjustments, the effective tax rates for the six months ended June 30, 2007 and for the year ended December 31, 2006 were 23.9% and 27.3%, respectively.

19.    Assets and Liabilities Denominated in Foreign Currencies:

(1)	Significant assets denominated in foreign currencies as of June 30, 2007 and December 31, 2006 were as follows:

	2007				2006
	USD in thousands		Korean won in millions		USD in thousands		Korean won in millions
Due from banks	USD	64,782	(Won)	60,040	USD	71,690	(Won)	66,644
Available-for-sale securities		11,014		10,208		11,115		10,332
Securities using the equity method		99,530		92,244		97,413		90,556
Call loans		373,722		346,366		191,000		177,554
Bills bought in foreign currencies		717,187		664,689		662,682		616,029
Loans		13,621,737		12,624,626		11,720,570		10,895,441
Advance for customers		832		771		3,787		3,520

	USD	14,888,804	(Won)	13,798,944	USD	12,758,257	(Won)	11,860,076

(2)	Significant liabilities denominated in foreign currencies as of June 30, 2007 and December 31, 2006 were as follows:

	2007				2006
	USD in thousands		Korean won in millions		USD in thousands		Korean won in millions
Call money	USD	132,274	(Won)	122,591	USD	235,865	(Won)	219,260
Borrowings		1,443,648		1,337,973		1,363,635		1,267,635
Debentures		12,022,790		11,142,722		10,184,831		9,467,819

	USD	13,598,712	(Won)	12,603,286	USD	11,784,331	(Won)	10,954,714

Foreign currencies other than U.S. Dollar were translated into U.S. dollar amounts at the exchange rates announced by Seoul Money Brokerage Services, Ltd. (See Note 2).

20.    Comprehensive Income:

Comprehensive income for the six months ended June 30, 2007 was as follows (Unit: In millions):

	2007
Net income	(Won)	88,499
Other comprehensive income:
Gain on valuation of available-for-sale securities		39,587
Loss on valuation of securities using the equity method		(691)

	(Won)	127,395

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

21.    Related Party Transactions:

(1)	Related parties (all subsidiaries listed below are included in consolidation) as of June 30, 2007 were as follows (Won in millions):

	Capital		No. of shares	Ownership (%)
KEXIM Bank UK Limited	(Won)	37,106	149,999	100.00
KEXIM Vietnam Leasing Co.		12,048	400,000	100.00
PT. KOEXIM Mandiri Finance		4,513	Limited company	85.00
KEXIM Asia Limited		27,804	Limited company	100.00

(2)	Significant balances of assets and liabilities, and income and expenses from significant transactions with related parties as of and for the six months ended June 30, 2007 were as follows (Won in millions):

(Assets)

	Loans in foreign currencies		Call loans		Total
KEXIM Bank UK Limited	(Won)	71,806	(Won)	42,633	(Won)	114,439
KEXIM Vietnam Leasing Co.		49,584		—		49,584
PT. KOEXIM Mandiri Finance		75,720		—		75,720
KEXIM Asia Limited		45,468		9,268		54,736

	(Won)	242,578	(Won)	51,901	(Won)	294,479

(Liabilities)

Debentures in foreign currencies
KEXIM Bank UK Limited	(Won)	4,634

(Transactions)

	Interest income		Interest expenses		Commission income
KEXIM Bank UK Limited	(Won)	3,079	(Won)	265	(Won)	15
KEXIM Vietnam Leasing Co.		1,281		—		3
PT. KOEXIM Mandiri Finance		2,086		—		—
KEXIM Asia Limited		1,435		—		1

	(Won)	7,881	(Won)	265	(Won)	19

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(3)	Related parties (all subsidiaries listed below are included in consolidation) as of December 31, 2006 were as follows (Won in millions):

Related parties	Capital		No. of shares	Ownership (%)
KEXIM Bank UK Limited	(Won)	36,482	149,999	100.00
KEXIM Vietnam Leasing Co.		12,085	400,000	100.00
PT. KOEXIM Mandiri Finance		4,548	Limited company	85.00
KEXIM Asia Limited		27,888	Limited company	100.00

(4)	Significant balances of assets and liabilities with related parties as of December 31, 2006 were as follows (Won in millions):

(Assets)

	Loans in foreign currencies		Call loans		Total
KEXIM Bank UK Limited	(Won)	106,164	(Won)	5,578	(Won)	111,742
KEXIM Vietnam Leasing Co.		46,945		—		46,945
PT. KOEXIM Mandiri Finance		76,227		—		76,227
KEXIM Asia Limited		32,536		—		32,536

	(Won)	261,872	(Won)	5,578	(Won)	267,450

(Liabilities)

Debentures in foreign currencies
KEXIM Bank UK Limited	(Won)	4,648

22.    Statements of Cash Flows:

(1)	The statements of cash flows for the Bank are presented by the indirect method. Cash flows from the Bank’s major business including loans on credit and security transactions are classified as cash flows from operating activities and those from the receipts and borrowings are classified as cash flows from financing activities. Other cash flows are included in cash flows from operating activities.

(2)	Due from banks in the statements of cash flows for the six months ended June 30, 2007 and for the year ended December 31, 2006 were as follows (won in millions):

	2007		2006
Due from banks in local currency	(Won)	17,241	(Won)	67,850
Restricted due from banks		(2,468)		(2,460)
Due from banks in foreign currencies		60,040		66,644

	(Won)	74,813	(Won)	132,034

THE EXPORT-IMPORT BANK OF KOREA

NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the three months and six months ended June 30, 2007

(3)	Significant transactions not involving cash inflows and outflows for the six months ended June 30, 2007 were as follows (Won in millions):

	2007
Increase in gain on valuation of available-for-sale securities	(Won)	54,603
Recognition of deferred income tax liabilities due to valuation of the securities using the equity method		(691)
Increase in available-for-sale securities resulting from the debt for equity swap		4,659

	(Won)	58,571

23.    Employee Welfare:

The Bank extends housing loans and operates in-house cafeteria, scholarship, medical insurance, workmen’s compensation, physical training facilities and recreational facilities, in order to enhance the employee welfare. Employee welfare expenses for the six months ended June 30, 2007 were as follows (Won in millions):

	2007
Meal expenses	(Won)	39
Medical expenses		23
Fringe benefits		2,944
Healthcare expenses		116

	(Won)	3,122

THE REPUBLIC OF KOREA

The Economy

Gross Domestic Product

The following table sets out the composition of the Republic’s GDP at current and constant 2000 market prices and the annual average increase in the Republic’s GDP.

Gross Domestic Product(1)

	2005	2006(2)	As % of GDP 2006(2)
	(billions of won)
Gross Domestic Product at Current Market Prices:
Private	426,690.6	453,870.4	53.5
Government	114,838.2	125,526.8	14.8
Gross Capital Formation	243,659.5	252,536.9	29.8
Change in Inventories	6,420.0	6,345.4	0.7
Exports of Goods and Services	342,588.0	366,502.8	43.2
Less Imports of Goods and Services	(323,466.8)	(357,154.9)	(42.1)
Statistical Discrepancy	6,206.3	6,594.4	0.8

Expenditures on Gross Domestic Product	810,515.9	847,876.4	100.0
Net Factor Income from the Rest of the World	(1,216.1)	(15.2)	(0.0)

Gross National Product(1)	809,299.8	847,861.3	100.0

Gross Domestic Product at Constant 2000 Market Prices:
Private	360,720.6	375,901.7	49.5
Government	88,120.6	93,267.9	12.3
Gross Capital Formation	208,076.6	214,224.9	28.2
Change in Inventories	21.8	(399.8)	(0.1)
Exports of Goods and Services	390,443.5	438,805.2	57.8
Less Imports of Goods and Services	(323,604.7)	(360,331.3)	(47.5)
Statistical Discrepancy	(629.8)	(2,634.0)	0.3

Expenditures on Gross Domestic Product	723,126.8	759,234.4	100.0
Net Factor Income from the Rest of the World in the Terms of Trade	(1,030.3)	(29.5)	(0.0)

Trading Gains and Losses from Changes	(46,437.8)	(68,118.2)	(9.0)

Gross National Income(3)	675,658.7	691,086.7	91.0

Percentage Increase (Decrease) of GDP over Previous Year
At Current Prices	4.0	4.6
At Constant 2000 Market Prices	4.2	5.0

(1)	GDP plus net factor income from the rest of the world is equal to the Republic’s gross national product.
(2)	Preliminary.
(3)	GDP plus net factor income from the rest of the world and trading gains and losses from changes in the terms of trade is equal to the Republic’s gross national income.
Source:	National Accounts Year 2006; The Bank of Korea.

The following tables set out the Republic’s GDP by economic sector at current and constant 2000 market prices:

Gross Domestic Product by Economic Sector

(at current market prices)

	2005	2006(1)	As % of GDP 2006(1)
	(billions of won)
Industrial Sectors:
Agriculture, Forestry and Fisheries	24,631.4	24,473.3	2.9
Mining and Manufacturing	207,327.2	212,503.3	25.1
Mining and Quarrying	2,626.2	2,667.9	0.3
Manufacturing	204,701.0	209,835.4	24.7
Electricity, Gas and Water	16,838.7	17,558.9	2.1
Construction	66,375.0	68,434.3	8.1
Services:	406,301.6	430,832.0	50.8
Wholesale and Retail Trade, Restaurants and Hotels	67,862.2	70,945.9	8.4
Transportation, Storage and Communication	52,429.5	54,194.3	6.4
Financial Intermediation	60,483.5	63,697.4	7.5
Real Estate, Renting and Business Activities	90,482.4	96,427.5	11.4
Public Administration and Defense:
Compulsory Social Security	45,429.4	49,018.4	5.8
Education	41,569.8	44,427.9	5.2
Health and Social Work	23,069.3	25,683.6	3.0
Other Service Activities	24,975.6	26,437.0	3.1
Taxes less subsidies on products	89,041.7	94,074.6	11.1

Gross Domestic Product at Current Prices	810,515.9	847,876.4	100.0

Net Factor Income from the Rest of the World	(1,216.1)	(15.2)	(0.0)
Gross National Income at Current Price	809,299.8	847,861.3	100.0

(1)	Preliminary.

Source: National Accounts Year 2006; The Bank of Korea.

Gross Domestic Product by Economic Sector

(at constant 2000 market prices)

	2005	2006(1)	As % of GDP 2006(1)
	(billions of won)
Industrial Sectors:
Agriculture, Forestry and Fisheries	25,446.6	24,785.3	3.3
Mining and Manufacturing	210,587.0	228,153.8	30.1
Mining and Quarrying	1,913.7	1,965.8	0.3
Manufacturing	208,673.3	226,188.0	29.8
Electricity, Gas and Water	18,360.7	19,005.6	2.5
Construction	51,413.0	51,360.9	6.8
Services:	338,176.8	353,131.5	46.5
Wholesale and Retail Trade, Restaurants and Hotels	60,687.0	62,792.5	8.3
Transportation, Storage and Communication	53,254.2	55,748.9	7.3
Financial Intermediation	48,392.3	50,683.5	6.7
Real Estate, Renting and Business Activities	77,247.9	80,800.7	10.6
Public Administration and Defense:
Compulsory Social Security	32,662.5	33,642.7	4.4
Education	30,174.2	30,983.4	4.1
Health and Social Work	14,752.8	15,811.5	2.1
Other Service Activities	21,006.9	21,768.3	2.9
Taxes less subsidies on products	79,141.8	83,697.4	11.0

Gross Domestic Product at Market Prices	723,126.8	759,234.4	100.0

(1)	Preliminary.

Source: National Accounts Year 2006; The Bank of Korea.

GDP growth in 2005 was 4.2% at constant market prices, as aggregate private and general government consumption expenditures increased by 3.9% and gross domestic fixed capital formation increased by 2.4%, each compared with 2004.

Based on preliminary data, GDP growth in 2006 was 5.0% at constant market prices, as aggregate private and general government consumption expenditures increased by 4.5% and gross domestic fixed capital formation increased by 3.2%, each compared with 2005.

Based on preliminary data, GDP growth in the first quarter of 2007 was 4.0% at constant market prices, as aggregate private and general government consumption expenditures increased by 4.3% and gross domestic fixed capital formation increased by 7.0%, each compared with the same period of 2006. Based on preliminary data, GDP growth in the second quarter of 2007 was 5.0% at constant market prices, as aggregate private and general government consumption expenditures increased by 4.5% and gross domestic fixed capital formation increased by 6.7%, each compared with the same period of 2006.

Principal Sectors of the Economy

Industrial Sectors

The following table sets out production indices for the principal industrial products of the Republic and their relative contribution to total industrial production:

Industrial Production

	2000 Index Weight(1)	2000	2005	2006
Mining	36.2	100.0	93.8	92.5
Coal	4.7	100.0	88.5	91.1
Metal Ores	0.8	100.0	107.1	121.3
Others	30.7	100.0	94.2	91.9
Manufacturing	9,362.9	100.0	134.0	148.1
Food Products and Beverages	658.8	100.0	108.3	108.8
Tobacco Products	53.4	100.0	113.5	126.9
Textiles	472.7	100.0	63.5	58.2
Apparel and Fur Articles	210.3	100.0	86.6	93.7
Tanning and Dressing of Leather	97.6	100.0	58.8	58.6
Wood and Wood and Cork Products	62.2	100.0	104.4	111.7
Pulp, Paper and Paper Products	193.2	100.0	109.3	109.4
Publishing, Printing and Reproduction of Record Media	226.8	100.0	92.6	92.6
Coke, Refined Petroleum Products and Nuclear Fuel	309.9	100.0	97.0	98.2
Chemicals and Chemical Products	856.9	100.0	122.7	127.0
Rubber and Plastic Products	429.9	100.0	118.0	124.4
Non-Metallic Mineral Products	331.5	100.0	101.3	101.9
Basic Metals	566.2	100.0	118.0	121.3
Fabricated Metal Products	414.8	100.0	98.4	101.7
Machinery and Equipment	812.5	100.0	123.0	131.3
Office, Accounting and Computing Machinery	330.8	100.0	78.0	77.9
Electrical Machinery and Apparatus and Others	379.8	100.0	120.1	128.7
Radio, Television and Communication Equipment	1,481.0	100.0	258.1	323.1
Medical Precision and Optical Instrument, Watches	105.0	100.0	98.9	97.2
Motor Vehicles, Trailers and Semitrailers	916.1	100.0	138.3	150.2
Other Transport Equipment	274.6	100.0	156.3	173.8
Furniture and Other Manufactured Goods	178.9	100.0	78.0	73.4
Electricity and Gas	600.9	100.0	137.5	143.5
All Items	10,000.0	100.0	134.1	147.6
Percentage Increase (Decrease) of All Items Over Previous Year		16.8	6.3	10.1

(1)	Index weights were established on the basis of an industrial census in 2000 and reflect the average annual value added by production in each of the classifications shown, expressed as a percentage of total value added in the mining, manufacturing and electricity and gas industries in that year.

Source: The Bank of Korea.

Industrial production increased by 10.1% in 2006 primarily due to strong exports and increased domestic consumption.

Manufacturing

In 2006, the manufacturing sector increased production by 10.5%. In 2006, light industry recorded a 1.1% production increase due to increased production of wood, apparel and leather products.

Automobiles. In 2006, automobile production increased by 3.8%, domestic sales recorded an increase of 1.8% and exports recorded an increase of 2.3%, compared with 2005.

Electronics. In 2006, electronics production increased by 10.0%, based on preliminary data, and exports increased by 11.7%, each compared with 2005 primarily due to continued growth in exports of semiconductor memory chips and global information technology products. In 2006, export sales of semiconductor memory chips constituted approximately 11.5% of the Republic’s total exports.

Iron and Steel. In 2006, crude steel production totaled 48.4 million tons, an increase of 1.2% from 2005. Domestic sales increased by 5.3% and exports increased by 14.2%.

Shipbuilding. In 2006, the Republic’s shipbuilding orders amounted to 19.6 million compensated gross tons, an increase of 44.1% compared to 2005.

Agriculture, Forestry and Fisheries

Based on preliminary data, in 2006, production in the agriculture, forestry and fisheries industry decreased by 2.6% compared to 2005 primarily due to decreased production of rice, fruits and corns.

Construction

Based on preliminary data, in 2006, production in the construction industry decreased by 0.1% compared to 2005 primarily due to a slight decrease in residential and commercial construction.

Electricity and Gas

The following table sets out the Republic’s dependence on imports for energy consumption:

Dependence on Imports for Energy Consumption

	Total Energy Consumption	Imports	Imports Dependence Ratio
	(millions of tons of oil equivalents, except ratios)
2005	228.6	221.1	96.7
2006	231.5	224.0	96.8

Source: Korea Energy Economics Institute.

The following table sets out the principal primary sources of energy consumed in the Republic, expressed in oil equivalents and as a percentage of total energy consumption.

Consumption of Energy by Source

	Coal		Petroleum		Nuclear		Others		Total
	Quantity	%	Quantity	%	Quantity	%	Quantity	%	Quantity	%
	(millions of tons of oil equivalents, except percentages)
2005	54.8	24.0	101.5	44.4	36.7	16.1	35.6	15.5	228.6	100.0
2006	56.7	24.5	101.4	43.8	37.2	16.1	36.2	15.6	231.5	100.0

Source: Korea Energy Economics Institute.

Services Sector

Based on preliminary data, in 2006, the output of the transportation, storage and communications sector increased by 4.7%. Based on preliminary data, in 2006, the output of the financing, real estate and business service subsector increased by 4.2% compared to 2005.

Prices, Wages and Employment

The inflation rate, on an annualized basis, was 2.1% in the first quarter of 2007 and 2.4% in the second quarter of 2007. The unemployment rate was 3.6% in the first quarter of 2006 and 3.2% in the second quarter of 2007.

The Financial System

Structure of the Financial Sector

In July 2007, the Korean National Assembly passed the Act on Capital Markets and Financial Investment Business, or ACMFIB, under which various industry-based capital markets regulatory systems currently in place will be consolidated into a single regulatory system. The ACMFIB, which will become effective in February 2009, will expand the scope of permitted investment-related financial products and activities through expansive definitions of financial instruments and function-based regulations that allow financial investment companies to offer a wider range of financial services, as well as strengthening investor protection and disclosure requirements.

Securities Markets

The following table shows the value of the Korea Composite Stock Price Index as of the dates indicated.

March 31, 2007	1,452.6
April 30, 2007	1,542.2
May 31, 2007	1,700.9
June 30, 2007	1,743.6
July 31, 2007	1,933.3
August 31, 2007	1,873.2
September 28, 2007	1,946.5

The Korea Composite Stock Price Index was 2,003.6 on October 4, 2007.

Monetary Policy

Interest Rates

On July 12, 2007, the Bank of Korea raised the benchmark call rate to 4.75% from 4.5%, which was further raised to 5.0% on August 9, 2007.

Foreign Exchange

The following table sets forth the market average exchange rate between the Won and the U.S. Dollar (in Won per U.S. Dollar) as announced by the Seoul Money Brokerage Service Ltd. on each of the dates indicated.

Exchange Rates

March 31, 2007	940.3
April 30, 2007	929.4
May 31, 2007	929.9
June 30, 2007	926.8
July 31, 2007	923.2
August 31, 2007	939.9
September 28, 2007	920.7

The market average exchange rate was 913.7 to US$1.00 on October 4, 2007.

Balance of Payments and Foreign Trade

Balance of Payments

Based on preliminary data, the Republic recorded a current account deficit of approximately US$1.4 billion in the first half of 2007 compared with a current account deficit of US$0.4 billion in the same period of 2006, primarily due to an increase in deficit from the service account from US$8.9 billion to US$10.6 billion, which was partially offset by an increase in surplus from the goods account from US$12.6 billion to US$13.2 billion.

Trade Balance

Based on preliminary data, the Republic recorded a trade surplus of US$0.8 billion in the first half 2007. Exports increased by 14.5% to US$177.9 billion and imports increased by 13.8% to US$169.9 billion from US$155.4 billion of exports and US$149.3 billion of imports, respectively, in the same period of 2006.

In April 2007, the Republic and the United States reached an agreement on a bilateral free trade agreement, or FTA, which was subsequently signed by both nations in June 2007. The FTA was submitted for ratification to the Korean National Assembly in September 2007. The FTA is scheduled to be submitted for ratification to the U.S. Congress in the second half of 2007 or the first half of 2008.

Foreign Currency Reserves

The Government’s foreign currency reserves amounted to US$255.3 billion as of August 31, 2007.

Government Finance

The following table shows consolidated Government revenues and expenditures for the periods indicated:

Consolidated Central Government Revenues and Expenditures

	2005	2006(1)
	(billions of won)
Total Revenues	191,467	207,517
Current Revenues	190,166	206,084
Total Tax Revenues	127,466	165,359
Income Profits and Capital Gains	54,456	60,367
Tax on Property	4,683	6,281
Tax on Goods and Services	53,401	54,996
Customs Duties	6,318	6,858
Others	8,608	8,954
Social Security Contribution	24,906	27,315
Non-Tax Revenues	37,795	40,725
Capital Revenues	1,282	1,433
Total Expenditures and Net Lending	187,946	202,880
Total Expenditures	184,922	197,134
Current Expenditures	160,274	171,134
Goods and Services	36,165	38,987
Interest Payments	10,094	12,150
Subsidies and Other Transfers(2)	111,448	119,997
Subsidies	724	764
Other Transfers(2)	110,724	119,233
Non-Financial Public Enterprises Expenditures	2,566	2,554
Capital Expenditures	24,648	26,000
Net Lending	3,024	5,746

(1)	Preliminary.
(2)	Includes transfers to local governments, non-profit institutions, households and abroad.

Source: Ministry of Finance and Economy; Korea National Statistical Office.

Based on preliminary data, in 2006, revenues increased by approximately 8.4% compared to 2005, which represented 27.3% of the Republic’s GDP, principally due to higher tax revenues. Tax revenues increased principally as a result of the country’s export growth and the accompanying increase in corporate income. The Republic had a fiscal surplus of (Won)4.6 trillion in 2006.

DESCRIPTION OF THE NOTES

The following is a description of some of the terms of the Notes we are offering. Since it is only a summary, we urge you to read the fiscal agency agreement described below and the form of global notes before deciding whether to invest in the Notes. We have filed a copy of these documents with the U.S. Securities and Exchange Commission as exhibits to the registration statement no. 333-136378.

The general terms of our Notes are described in the accompanying prospectus. The description in this prospectus supplement further adds to that description or, to the extent inconsistent with that description, replaces it.

Governed by Fiscal Agency Agreement

We will issue the Notes under the fiscal agency agreement, dated as of August 1, 1991, between us and The Bank of New York (formerly JPMorgan Chase Bank, N.A.), as fiscal agent, as amended or supplemented from time to time (the “Fiscal Agency Agreement”). The fiscal agent will maintain a register for the Notes.

Payment of Principal and Interest

The Notes are initially limited to MXN 1,000,000,000 aggregate principal amount and will mature on October 11, 2017 (the “Maturity Date”). The Notes will bear interest at the rate of 8.61% per annum, payable semi-annually in arrears on April 11 and October 11 of each year (an “Interest Payment Date”), beginning on April 11, 2008. Interest on the Notes will accrue from October 11, 2007. If any Interest Payment Date or the Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on the Interest Payment Date or the Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in Mexico City, The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

We will pay interest to the person who is registered as the owner of a Note at the close of business on the fifteenth day (whether or not a business day) preceding such Interest Payment Date. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will make principal and interest payments on the Notes through an agent in London, England that we will maintain for these purposes. Initially that agent will be The Bank of New York. We may change the paying agent without prior notice to the holders of the Notes.

Payment Currency

Payment of principal, interest, additional amounts and any other amounts due in respect of the Notes will be made in Mexican pesos.

If, at the time any payment of principal, interest, additional amounts and any other amounts in respect of the Notes is due (each a “Required Payment”), the Mexican peso is no longer (i) used by the government of Mexico for the payment of public and private debts or (ii) used for settlement of transactions by public institutions in Mexico or within the international banking community or (iii) expected to be available, as a result of circumstances beyond our control, we shall be entitled to satisfy our obligations in respect of such Required Payment by making such Required Payment in U.S. Dollars (the “Alternative Payment Amount”), on the basis of the USD/MXN bid-spot foreign exchange rate, expressed as the number of U.S. Dollars (or part thereof) as at 12:30 p.m. (New York time) on the second business day prior to the relevant date of payment, for which one Mexican peso could be purchased as quoted on Reuters screen <MXN=D2> (or its successor page for the purpose of displaying such rates) or, if such rate is not available on such second business day, on the basis of the rate most recently available prior to such second business day. Any payment made under such circumstances in U.S. Dollars will constitute valid payment and will not constitute a default in respect of the Notes. Our communications, opinions and decisions given, expressed, made or obtained by us hereunder shall be in our sole discretion and shall (in the absence of manifest error, willful default or bad faith) be conclusive for all purposes and binding on us, the fiscal agent, the paying agents and the holders of the Notes. By acceptance thereof, purchasers of the Notes will be deemed to have acknowledged and agreed to, and to have waived any and all actual or potential conflicts of interest that may arise as a result of, the calculation of the Alternative Payment Amount by us.

Denomination

The Notes will be issued in minimum denominations of MXN 1,000,000 principal amount and integral multiples of MXN 1,000,000 in excess thereof.

Redemption

We may not redeem the Notes prior to maturity. At maturity, we will redeem the Notes at par.

Form and Registration

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of, and deposited with the common depositary for, Euroclear and Clearstream. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in Euroclear and Clearstream (including Indeval), will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. Ownership of beneficial interests in the Notes will be limited to persons who are participants in Euroclear and Clearstream and persons who hold interests through such participants. Any secondary market trading of book-entry interests in the Notes will take place through Euroclear and Clearstream participants. See “Clearance and Settlement—Transfers Within and Between Euroclear and Clearstream.”

The fiscal agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Copies of the Fiscal Agency Agreement are available for inspection during normal business hours by the Noteholders at the office for the time being of The Bank of New York at 101 Barclays Street, 4 East, New York, NY 10286.

Notices

While the Notes are represented by the global note deposited with the common depositary for Euroclear and Clearstream, notices to holders may be given by delivery to Euroclear and Clearstream, and such notices will be deemed to be given on the date of delivery to Euroclear and Clearstream. The fiscal agent will also mail notices by first-class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the fiscal agent maintains. The fiscal agent will only mail these notices to the registered holder of the Notes. You will not receive notices regarding the Notes directly from us unless we reissue the Notes to you in fully certificated form.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

CLEARANCE AND SETTLEMENT

We have obtained the information in this section from sources we believe to be reliable, including Euroclear and Clearstream. We accept responsibility only for accurately extracting information from such sources. Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the registrar will be responsible for Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures, nor will we or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

Euroclear and Clearstream

Euroclear and Clearstream hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Participants in Euroclear and Clearstream are financial institutions such as underwriters, securities brokers and dealers, banks and trust companies. Some of the underwriters participating in this offering are participants in Euroclear or Clearstream. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream participant.

Ownership of Notes through Euroclear and Clearstream

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of, and deposited with the common depositary for, Euroclear and Clearstream. Beneficial interests in the Notes can only be held in the form of book-entry interests through Euroclear/ Clearstream participants in such systems, or indirectly through organizations that are Euroclear/ Clearstream participants in such systems. Owners of book-entry interests in the Notes will receive payments relating to their Notes in Mexican pesos.

We and the fiscal agent generally will treat the registered holder of the Notes, initially The Bank of New York Depository (Nominees) Limited, as the absolute owner of the Notes for all purposes. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the Notes, including Euroclear, Clearstream and their respective Euroclear/Clearstream participants, to exercise any of the rights granted to holders of Notes.

Indeval

Holders of the Notes may own beneficial interests in the global notes through the facilities of S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V. (“Indeval”) in Mexico, which is a participant in each of Clearstream and Euroclear. Indeval is a privately owned securities depositary that is authorized and acts as a clearinghouse, depositary and central custodian for securities in Mexico. As such, Indeval provides settlement and transfer services and is the registration agent for Mexican securities transactions, eliminating the need for physical transfer of securities. Holders who own beneficial interests in the Notes through Indeval may be required to certify as to their residency in accordance with the procedures of Indeval.

Transfers Within and Between Euroclear and Clearstream

Trading Between Euroclear and/or Clearstream Participants

Participants in Euroclear and Clearstream will transfer interests in the Notes among themselves according to the rules and operating procedures of Euroclear and Clearstream.

UNITED STATES TAX CONSIDERATIONS

Stated interest on the Notes will be treated as qualified stated interest for U.S. federal income tax purposes. For a discussion of certain U.S. federal income tax considerations that may be relevant to you if you invest in the Notes, see “Taxation—United States Tax Considerations” in the accompanying prospectus.

UNDERWRITING

Relationship with the Underwriter

We and the underwriter named below (the “Underwriter”) have entered into a Terms Agreement dated October 4, 2007 (the “Terms Agreement”) with respect to the Notes relating to the Underwriting Agreement—Standard Terms (together with the Terms Agreement, the “Underwriting Agreement”) filed as an exhibit to the registration statement. Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell to the Underwriter, and the Underwriter has agreed to purchase, the following principal amount of the Notes set out opposite its name below:

Name of Underwriter
Merrill Lynch International	MXN 1,000,000,000

Under the terms and conditions of the Underwriting Agreement, if the Underwriter takes any of the Notes, then the Underwriter is obligated to take and pay for all of the Notes.

The Underwriter initially proposes to offer the Notes directly to the public at the offering price described on the cover page. After the initial offering of the Notes, the Underwriter may from time to time vary the offering price and other selling terms.

The Notes are a new class of securities with no established trading market. The Notes are expected to be offered to the public in the United Kingdom pursuant to an exemption under applicable rules of the Financial Services and Markets Act 2000, as amended (the “FSMA”). An application will be filed to list the Notes on the International Quotation System (Sistema Internacional de Cotizaciones) of the Mexican Stock Exchange and, upon obtaining such listing, the Notes may be purchased by certain institutional investors in Mexico pursuant to the provisions of the Mexican securities market law.

We have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriter may be required to make in respect of any such liabilities.

In connection with this issue, Merrill Lynch International (or any person acting on its behalf) may overallot or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that Merrill Lynch International (or any person acting on its behalf) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the closing date and 60 days after the date of the allotment of the Notes. Any stabilization action or over-allotment shall be conducted in accordance with all applicable laws and rules.

The amount of net proceeds is MXN 998,000,000 after deducting underwriting discounts but not estimated expenses. Expenses associated with this offering, to be paid by us, are estimated to be approximately MXN 1,500,000. The Underwriter has agreed to pay certain of our expenses incurred in connection with the offering of the Notes.

In the ordinary course of their respective businesses, the Underwriter and its affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions and other related services with us and our affiliates for which the Underwriter and/or its affiliates have received or may receive customary fees and reimbursement of out-of-pocket expenses.

Delivery of the Notes

We expect to make delivery of the Notes, against payment on or about October 11, 2007, which we expect will be the fourth business day following the date of this prospectus supplement. Under Rule 15c6-l promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in three business days, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on the date of this prospectus supplement, because the Notes will initially settle in T+4, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.

Foreign Selling Restrictions

The Underwriter has agreed to the following selling restrictions in connection with the offering with respect to the following jurisdictions:

Korea

The Underwriter has represented and agreed that (i) it has not offered, sold or delivered and will not offer, sell or deliver, directly or indirectly, any Notes in Korea or to, or for the account or benefit of, any resident of Korea, except as permitted by applicable Korean laws and regulations; and (ii) any securities dealer to whom it sells Notes will agree that it will not offer any Notes, directly or indirectly, in Korea or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any dealer who does not so represent and agree.

Mexico

The Notes have not been registered in the Mexican National Securities Registry (Registro Nacional de Valores), and therefore they are not the subject of a public offer in Mexico. Intermediation of the Notes in Mexico is subject to the restrictions of the Mexican securities market law. Any investor of Mexican nationality that purchases these Notes will do so under its own responsibility.

United Kingdom

The Underwriter has represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any of the Notes in circumstances in which section 21(1) of the FSMA does not apply to us; and (ii) it has complied, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes, from or otherwise involving the United Kingdom.

The Netherlands

The Underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in the Netherlands any Notes other than to persons who trade or invest in securities in the conduct of a profession or business (which includes banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

Japan

The Underwriter has represented and agreed that the Notes have not been and will not be registered under the Securities and Exchange Law of Japan; it will not offer or sell, directly or indirectly, any of the Notes in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law of Japan and (ii) in compliance with the other relevant laws and regulations of Japan.

Hong Kong

The Underwriter has represented and agreed that:

•

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

•

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Singapore

The Underwriter has represented and agreed that this prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”). Accordingly, the Underwriter represents, warrants and agrees that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

The Underwriter further has represented and agreed to notify (whether through the distribution of this prospectus supplement and the accompanying prospectus or otherwise) each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased Notes from or through that Underwriter, namely a person which is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the SFA except:

(1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA;

(2) where no consideration is given for the transfer; or

(3) by operation of law.

SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN

KOREAN GAAP AND U.S. GAAP

The financial statements of corporations in the Republic of Korea are prepared in accordance with the relevant laws and regulations of the Republic of Korea and in conformity with accounting principles generally accepted in Korea (“Korean GAAP”), as established by the Korean Securities and Futures Commission (the “FSC”) and, effective 27th July, 2000, the Korea Accounting Standards Board. In many respects the recognition and measurement of transactions under Korean GAAP is similar to accounting principles generally accepted in the United States of America (“U.S. GAAP”). However, there are differences, some of which are summarized below. Also, the form and content of financial statements presented under Korean GAAP differ from that required by U.S. GAAP.

The summary below does not identify all recognition, measurement, classification, presentation or disclosure differences that would affect the manner in which transactions or events are presented in the financial statements and footnotes. This summary is not an exhaustive list of all differences between Korean and U.S. GAAP. In making an investment decision, investors must rely upon their own examination of us, the terms of the offering and our financial information. Potential investors should consult their own professional advisors for an understanding of the differences between Korean GAAP and U.S. GAAP, and how these differences might affect the financial information herein. Additionally, no attempt has been made to identify all disclosure, presentation or classification differences that would affect the manner in which transactions and events are presented in the financial statements or notes thereto. Further, no attempt has been made to identify future differences between Korean GAAP and U.S. GAAP as a result of prescribed changes in accounting standards. Regulatory bodies that promulgate Korean GAAP and U.S. GAAP have significant ongoing projects that could affect future comparisons such as this one. Finally, no attempt has been made to identify all future differences between Korean GAAP and U.S. GAAP that may affect our financial information as a result of transactions or events that may occur in the future.

Consolidation

Under Korean GAAP, financial statements are prepared on a non-consolidated basis and also on a consolidated basis for entities with subsidiaries or controlled companies. Certain large business groups are required by the Government to prepare combined financial statements. Under U.S. GAAP, the primary financial statements are prepared on a consolidated basis. In limited cases, non-consolidated financial information for the parent company only and combined financial statements may be presented as supplementary information.

Under Korean GAAP, when consolidated financial statements are presented, investments in subsidiaries and substantially controlled entities must be consolidated. Substantial control is deemed to exist when the investor is the largest shareholder owning more than 30% of the investee’s outstanding voting shares. Beginning in 2000, other “substantial control” criteria were added; for example, the ability to appoint more than 50% of the board of directors. Companies with prior year’s total assets of less than (Won)7 billion or newly established companies with initial capital of less than (Won)7 billion need not be consolidated. However, companies excluded from consolidation should be accounted for under the equity method if the change in their net equity is significant. Prior to 2000, subsidiaries whose activities were dissimilar from those of the parent were also excluded from the parent’s consolidated financial statements. Subsidiaries whose activities are dissimilar from those of the parent must now be included in the parent’s consolidated financial statements. U.S. GAAP generally requires consolidation of all majority-owned subsidiaries with certain exceptions related to control by other than a majority interest or an inability to exercise operating control over the subsidiary. In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51,” which was replaced by a revision to FIN 46 (“FIN 6R”) in December 2003. FIN 46R has broadened the approach to consolidation and requires companies to make additional considerations when assessing consolidation requirements. See below for discussion of FIN 46R impacts.

In general, the consolidation methods or procedures under Korean GAAP are conceptually similar to U.S. GAAP, however, there may be differences in application.

Consolidation of Variable Interest Entities

Under Korean GAAP there are no comprehensive standards or criteria for the consolidation of special-purpose companies. Special-purpose companies established under the Korea Asset Securitization Act for the purpose of holding certain financial assets and which are limited to passive activities are normally not consolidated in Korean GAAP financial statements if they do not otherwise meet the consolidation criteria under Korean GAAP.

Under U.S. GAAP, such special-purpose companies are generally consolidated if the sponsoring company has a controlling financial interest in the entity or if there is not sufficient third party equity at risk. On 17th January, 2003, FASB issued Interpretation No. 46—“Consolidation of Variable Interest Entities,” which was replaced by a revision to FIN 46 (“FIN 46R”) in December 2003 and which addresses consolidation by business enterprises where equity investors do not bear the residual economic risks and rewards. The principle behind the new Interpretation is that if a company absorbs a majority of expected losses and/or receives a majority of expected residual returns in an entity, which is defined in the Interpretation as a variable interest entity, the entity should be included in the consolidated financial statements. Therefore, under U.S. GAAP, it is more likely that Korean special-purpose companies with nominal capital investments would be included in the consolidated financial statements.

Under Korean GAAP there are no comprehensive standards or criteria for the consolidation of variable interest entities. Such entities are normally not consolidated in Korean GAAP financial statements if they do not otherwise meet the consolidation criteria under Korean GAAP.

Business Combinations

Under Korean GAAP, business combinations involving other than commonly controlled entities are accounted for as either a purchase or a pooling of interests, depending on the specific circumstances. In a purchase combination, the difference between the purchase consideration and the fair value of the net assets acquired is accounted for as goodwill or as negative goodwill. Goodwill is amortized over its estimated economic life, not to exceed 20 years. Negative goodwill, which does not exceed the fair value of non-monetary assets acquired, is amortized over the weighted estimated average economic lives of non-monetary assets. Negative goodwill, which exceeds the fair value of non-monetary assets acquired, is credited to operations in the year of purchase. If shares are purchased after control of a subsidiary has been obtained, the difference between the acquisition cost and net assets acquired is credited or charged to capital surplus. Acquisitions are accounted for assuming such transactions occur as of the date of the audited or reviewed financial statements of the acquired company which are closest to the date of acquisition.

Effective 1st July, 2001, U.S. GAAP no longer permits pooling of interests and there are significant differences in the accounting for intangible assets including goodwill. (For more details relating to intangible assets, see “Intangible Assets.”) Also, companies that must comply with the accounting requirements of the United States Securities and Exchange Commission are required to apply “push down” accounting for acquisitions in which substantially all of the outstanding common shares of the acquiree are acquired.

Securities

Under Korean GAAP, debt and equity securities bought and held for the purpose of selling them in the near term are classified as marketable securities and other securities are classified as investment securities.

Marketable securities and investment securities are initially carried at cost, using the weighted average or the moving average method. The following paragraphs describe the subsequent accounting for securities by the type of security.

Marketable securities are reported at fair value, and valuation gains or losses are reported in current operations.

Investments in equity securities with readily determinable fair values and investments in available-for-sale debt securities are reported at fair value with unrealized gains or losses reported as a capital adjustment in shareholders’ equity until realized. Declines in the fair value which are anticipated not to be recoverable are recorded as impairment losses in current operations after eliminating any previously recorded capital adjustment for temporary changes. Subsequent recoveries or other future changes in fair value are recorded as a capital adjustment in shareholders’ equity.

Investments in equity securities that do not have readily determinable fair values are reported at cost, except for declines in our proportionate equity of the underlying book value of the investees which are anticipated not to be recoverable, which are recorded as impairment losses in current operations. Subsequent recoveries are also recorded in current operations up to the original cost of the investment.

Investments in debt securities which we have the intent and ability to hold to maturity are carried at cost, adjusted for the amortization or accretion of premiums or discounts. Premiums and discounts on held-to-maturity debt securities are amortized or accreted over the life of the debt securities using the effective interest method. Declines in the fair value of debt securities which are anticipated not to be recoverable are recorded as impairment losses in current operations. Subsequent recoveries are also recorded in current operations up to the amortized cost of the investment.

If our objectives change, a marketable security can be reclassified to investment securities, but only as of a balance sheet date. The difference between the fair value of the security as of the balance sheet date and the book value is recognized as gain or loss on valuation of marketable securities and credited or charged to current operations. Investment securities cannot be reclassified to marketable securities.

Starting from 2003, securities under Korean GAAP are classified into three categories, trading, available-for-sale and held-to-maturity similar to U.S. GAAP. In addition, all trading securities and available-for-sale and held-to-maturity securities which will mature or be disposed of within a year are reported as short-term investment securities. Other available-for-sale and held-to-maturity securities are reported as long-term investment securities. Under revisions to Korean GAAP, available-for-sale equity securities, which do not have readily determinable fair value, are reported at estimated fair value unless the fair value cannot be reliably estimated, in which case they are stated at cost and a recovery gain from impairment is recorded, if certain conditions are met, up to the lesser of amortized cost of the held-to-maturity securities which would have been recorded if an impairment loss had not been recognized and the previously recorded impairment loss for available-for-sale securities.

Under U.S. GAAP, Statement of Financial Accounting Standards (“SFAS”) No. 115 “Accounting for Certain Investments in Debt and Equity Securities” requires investments in all debt securities and equity securities with readily determinable fair value to be classified into three categories and accounted for as follows: (1) Debt securities that a company has the positive intent and ability to hold to maturity are reported at amortized cost; (2) Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are reported at fair value with unrealized gains and losses included in earnings; and (3) Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as “available-for-sale securities” and reported at fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income, a component of equity. For individual securities classified as either held-to-maturity or available-for-sale, if a decline in fair value below the cost is judged to be other than temporary, the cost basis of the individual securities is written down to fair value and the amount of write-down is included in earnings. An impairment write-down creates a new cost basis which is not changed for subsequent recoveries of fair value.

Under U.S. GAAP, transfers of securities between categories may be done whenever circumstances change, however, transfers into or from the trading category are rare and the sale or transfer of a held-to-maturity security shall be considered to be inconsistent with its original classification, resulting in a taint of our intent to hold other debt securities to maturity, with limited exceptions.

Equity Method for Investments in Affiliates

Under Korean GAAP, use of the equity method for more than 20% (15% for the banking institutions)-owned investments is required, except for companies with assets of less than (Won)7 billion where the effect of its change in net assets on the investor’s financial statements is not material. The excess of our investment account over the corresponding share of stockholders’ equity of an investee is amortized over a period not exceeding 20 years. Under Korean GAAP, an investor generally stops application of the equity method of accounting when the investment balance is reduced to zero due to negative equity of the investee. Unrealized profit or loss from the sales or disposal between the investor and the investee is eliminated to the extent of the investor’s corresponding share.

Under the revisions to Korean GAAP, SKAS No. 15 “The Equity Method of Accounting,” effective from the fiscal years beginning after December 31, 2004, the excess of our investment account over the corresponding share of stockholders’ equity of an investee is amortized as goodwill or negative goodwill. Goodwill is amortized over its estimated economic life, not to exceed 20 years. Negative goodwill, which does not exceed the fair value of non-monetary assets acquired, is amortized over the weighted estimated average economic lives of non-monetary assets. Negative goodwill, which exceeds the fair value of non-monetary assets acquired, is credited to operations in the year of purchase. Even though the investment balance is reduced to zero due to negative equity of the investee, if the investor has preferred stock of, or long-term accounts receivable (including loans receivable but excluding trade accounts receivable and collectibles receivable through pleaded assets) from, the investee, additional loss is recognized in current operations. Unrealized profit or loss from the upstream or downstream transactions is eliminated to the extent of the investor’s corresponding proportional interest in the investee. However, if the investee is a consolidated subsidiary, all of the unrealized profit or loss from the downstream transactions is eliminated since the net assets and net income in the non-consolidated financial statements of the investor should generally be equal to those in its consolidated financial statements.

Under U.S. GAAP, an investor applies the equity method of accounting to investments where the investor exercises significant influence over the investee, typically for investments where 20-50% of the equity is owned. The excess of our investment account over the corresponding share of stockholders’ equity of an investee is not amortized under U.S. GAAP effective in 2002. When the investor has loans to and other securities of the investee or a commitment to fund ongoing operations of the investee, the investor is required to record losses in addition to its investment balance. Intercompany profits and losses are eliminated until realized by the investor as if an investee enterprise were consolidated, and accordingly, the elimination of the intercompany profit and losses is allocated proportionately between the investor and investee.

Other than the differences described above, in general, the equity method of accounting under Korean GAAP is conceptually similar to U.S. GAAP, however, there could be certain differences in application.

Derivative Instruments

Under Korean GAAP, all derivative instruments are recorded at fair value of rights and obligations arising from such derivative instruments as assets and liabilities, which are stated at fair value. The gains and losses that result from the change in the fair value of derivative instruments are reported in current earnings. Cash flow hedge accounting is applied to a derivative instrument designated as hedging the exposure to variability in expected future cash flow of an asset or a forecasted transaction that is attributable to a particular risk. The effective portion of gain or loss on a derivative instrument designated as a cash flow hedge is recorded as a capital adjustment and the ineffective portion is recorded in current operations. The effective portion of gain or loss recorded as a capital adjustment is reclassified to current earnings in the same period during which the hedged forecasted transaction affects earnings. If the hedged transaction results in the acquisition of an asset or the incurrence of a liability, the gain or loss in capital adjustment is added to or deducted from the asset or the liability.

Under SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 149 and SFAS No. 155, we are required to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through current operations. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the changes in fair value of the hedged assets, liabilities or firm commitments through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of the derivative’s changes in fair value will be immediately recognized in current earnings. Under U.S. GAAP, there are strict requirements to apply hedge accounting and there are detailed rules and case studies for derivative accounting.

In general, the accounting for derivatives under Korean GAAP is conceptually similar to U.S. GAAP, however, there could be certain significant differences in application.

Accounting for Transfers of Assets

Under Korean GAAP, transfers of assets, which are conducted in accordance with the Korean Asset Securitization Act, are recorded as sales. Gains or losses on sales are determined as the difference between the carrying amount of the assets sold and the net proceeds received, and recognition should be given to the potential cost of the recourse obligation.

Under U.S. GAAP, such transactions result in recording transferred assets as sold only if the transferor has surrendered control over the transferred assets and all the following are met:

•	transferred assets have been isolated from the transferor presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership,

•

each transferee (or, if the transferee is a qualifying special-purpose entity, each holder of its beneficial interests) has the right to pledge or exchange the assets (or beneficial interests) it received, and no condition both constrains the transferee (or holder) from taking advantage of its right to pledge or exchange and provides more than a trivial benefit to the transferor, and

•

the transferor does not maintain effective control over the transferred assets through either (1) an agreement that both entitles and obligates the transferor to repurchase or redeem them before their maturity or (2) the ability to unilaterally cause the holder to return specific assets, other than through a cleanup call.

In addition, there are additional strict requirements that often result in the consolidation of the financial statements of the transferee special-purpose vehicle. Upon completion of a transfer of assets that satisfies the conditions to be accounted for as a sale, the transferor is required to recognize all assets obtained and liabilities incurred in the transaction, including assets or liabilities related to servicing.

Loans and Receivables

Under Korean GAAP, an allowance for bad debts is provided for estimated uncollectible accounts on a reasonable and objective basis, however, financial institutions frequently provide an allowance for bad debts in accordance with the minimum ratios set by Korean regulatory agencies, based on the classification of the relevant assets. Under Korean GAAP, when the interest rate and repayment period are changed unfavorably for the creditor by a court imposition such as commencement of reorganization or by mutual agreement and the difference between the nominal value and the present value is material, the difference is presented as bad debt expense. U.S. GAAP requires that impaired loans, including restructured loans, be measured based on comparison of the recorded loan balance to the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

Property, Plant and Equipment

Under Korean GAAP, property, plant and equipment are stated at cost, except for those assets that are stated at their appraised values in accordance with the Asset Revaluation Law of Korea. In connection with the revaluation, a new basis for depreciation is established. The revaluation increment, net of a 3% asset revaluation tax, is first applied to offset any accumulated deficit and the remainder is credited to capital surplus. Asset revaluation is not permitted after 1st January, 2001. Impairment of long-lived assets are required to be charged to expense when incurred similar to U.S. GAAP as described below, except that if the recoverable value of the asset exceeds the adjusted book value of the asset in subsequent years, the recovery of previously recognized losses is recognized as a gain in subsequent periods until the recoverable value equals the book value of the assets which would have been recorded if the loss were not recognized (i.e., after recognition of foregone depreciation).

U.S. GAAP does not permit asset revaluation, unless the recorded amount of an asset is not recoverable, in which case a loss is recognized. U.S. GAAP requires entities to perform separate calculations for long-lived assets to be held and used in order to determine whether recognition of an impairment loss is required and, if so, to measure the impairment. For assets held for use, impairment exists if the sum of expected future cash flows (undiscounted and without interest charges) expected to result from use and eventual disposition is less than the asset’s carrying value. Measurement of impairment is based on the fair value of the asset. An impairment loss creates a new book basis and subsequent recoveries of the fair value are not recognized. U.S. GAAP also requires long-lived assets and certain identifiable intangibles to be disposed of by sale to be reported at the lower of the carrying value or fair value less selling expense.

Under Korean GAAP, companies were not required to record a liability related to the future retirement of property, plant and equipment. Beginning in 2003, when the estimated cost of dismantling and removing an asset and restoring the site, after the termination of the asset’s useful life, meets the criteria for recognition of provisions, the present value of the estimated expenditure shall be included in the acquisition cost of the tangible asset. At the time of acquisition, the present value of the estimated expenditure is accounted for asset and liability, respectively. Such acquisition cost of asset is depreciated over its estimated useful lives and the difference between the present value and notional amounts of liability is amortized using the effective interest rate method over the period from the acquisition to termination of the assets. If such liability is newly imposed due to a change in law or contract, such cost is to be added to the acquisition cost of the tangible asset when the related liability is recorded. However, if such cost is incurred over the useful lives of the assets, it shall be charged to the current operations of the period in which it is incurred. Under U.S. GAAP, beginning in 2003, SFAS No. 143—“Accounting for Asset Retirement Obligations” provides accounting and reporting standards for recognizing the cost associated with legal obligations related to the retirement of tangible long-lived assets. The fair value of asset retirement obligations is to be recognized in the period in which they are incurred if a reasonable estimate of fair value can be made. The corresponding amount is capitalized as part of the carrying amount of the long-lived asset and expensed over the asset’s useful life.

Provisions, Contingent Liabilities and Contingent Assets

Under Korean GAAP, a company records a liability provision for expenses matched with the related income in the current period if the expense is certain and if the amount of the expense is reasonable. If a decrease in net assets is certain and the loss can be reasonably estimated, a contingent loss is recognized in current operations. However, a contingency gain is not recognized in current operations until the contingent conditions are resolved.

Under the revisions to Korean GAAP (which is similar to U.S. GAAP), SKAS No. 17 “Provisions, Contingent Liabilities and Contingent Assets,” effective from fiscal year beginning after December 31, 2004, a company recognizes a provision if, and only if:

•	a present obligation (legal or constructive) has arisen as a result of a past event (the obligating event);

•	payment is probable, or more likely than not; and

•	the amount can be estimated reliably.

Also, the provisions are stated at present value, if the difference between nominal and present value is material.

Intangible Assets

Under Korean GAAP, intangible assets, including goodwill, are amortized over a reasonable period not to exceed 20 years unless the contractual right or legal right exceeds 20 years. Under U.S. GAAP, intangible assets are amortized over the useful life unless that life is indefinite. Intangible assets with indefinite useful life and goodwill are not amortized, however, they are tested for impairment at minimum on an annual basis.

Under Korean GAAP, bond issuance costs are offset against the proceeds of the bond and amortized using the effective interest method over the life of the debt instrument and stock issuance costs are recorded as a reduction of paid-in capital. Under U.S. GAAP, bond issuance costs are reflected as deferred charges in other assets and otherwise accounted for as under Korean GAAP and stock issuance costs are treated as a reduction of the proceeds.

Under Korean GAAP, certain development costs are capitalized only if the costs can be clearly identified and the future economic benefits are probable, and are amortized over the estimated useful lives (not to exceed 20 years) from the year the relevant asset is placed in use. Ordinary research and development costs are expensed as incurred. Organization costs related to establishing a new company can be capitalized. Starting in 2003, such organization costs are expensed as incurred. Under U.S. GAAP, all research and development costs and organization costs are expensed as incurred.

Accounting for Income Taxes

Under Korean GAAP, the income tax provision includes current and deferred income taxes which are provided based on temporary differences between the book and tax bases of assets or liabilities at future expected tax rates and net operating loss carryforwards and tax credit carryforwards. Deferred taxes are not recognized for temporary differences related to unrealized gains and losses on investment securities that are reported in a separate component of stockholders’ equity. Deferred tax assets are adjusted based on the likelihood of realizability. Accounting for income taxes under Korean GAAP is similar to that required under U.S. GAAP, however, U.S. GAAP requires that a valuation allowance be recorded if it is “more likely than not” that such deferred tax assets will not be realized and deferred taxes are recognized for unrealized gains and losses on available-for-sale investment securities and based on currently enacted tax rates.

Under Korean GAAP, deferred tax assets and liabilities are presented in the balance sheet as a single, net non-current number. Under U.S.GAAP, deferred tax assets and liabilities are separated into their current and non-current portions based on the classification of the related asset or liability for financial reporting purposes.

Under the revisions to Korean GAAP, SKAS No. 16 “Accounting for Income Taxes,” effective for fiscal years beginning after December 31, 2004, deferred taxes are recognized for temporary differences related to unrealized gains and losses on available-for-sale equity securities that are reported in a separate component of stockholders’ equity (which is similar to U.S. GAAP). Also, deferred tax assets and liabilities are separated into their current and non-current portions based on the classification of the related asset or liability for financial reporting purposes.

Financing Costs

Under previous Korean GAAP effective until 2002, financing costs (including interest and foreign exchange gains/losses) incurred on borrowings to finance the purchase of investment securities, intangible assets, construction of property, plant and equipment and manufacture of inventories on a long-term basis are required to be capitalized. Starting from 2003, such financing costs may be either reflected in current operations or capitalized, however, an accounting method once adopted should be consistently applied and there are certain restrictions for the capitalisable foreign exchange gains/losses.

Under U.S. GAAP, only interest expense is to qualify for capitalisation and no foreign currency translation gain or loss on monetary asset and liabilities qualifies for capitalisation. In addition, qualifying assets for interest capitalisation are more limited than those under Korean GAAP.

Accounting and Disclosure Requirements for Guarantees

Under Korean GAAP, a guarantor accounts for guarantees issued in accordance with loss contingencies. Also, Korean GAAP does not require extensive disclosures of guarantees.

Under U.S. GAAP, beginning for guarantees issued or modified after December 31, 2002, a guarantor is required to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee in accordance with FASB Interpretation No. 45. In addition, there is a disclosure requirement, including the maximum potential amount of future payments the guarantor could be required to make and the carrying value of the liability.

Appropriations of Retained Earnings

Under Korean GAAP, proposed appropriations of retained earnings at year-end, including dividends payable, are required to be reflected in the current year’s balance sheet, although the actual appropriations are approved by stockholders at their regular meeting to be held annually in the following year. Under U.S. GAAP, dividends are recorded as a liability as of the date of declaration by the board of directors. Starting from 2003, the revisions to Korean GAAP require that proposed appropriations of retained earnings at year-end be recorded when approved by stockholders.

Retirement and Severance Benefits

Under the Korean labor law, employees with more than one year of service are entitled to receive a lump sum payment upon voluntary or involuntary termination of their employment. The amount of the benefit is based on the terminated employee’s length of employment and rate of pay prior to termination. Korean GAAP requires that a company record the vested benefit obligation at the balance sheet date assuming all employees were to terminate their employment as of that date. The change in the vested benefit obligation during the year is recorded as the current year’s severance expense.

U.S. GAAP requires employee benefits to be recorded in accordance with Statements of Financial Accounting Standards No. 87, “Employers’ Accounting for Pensions,” No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” No. 112, “Employers’ Accounting for Postemployment Benefits” and No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” U.S. GAAP generally requires the use of actuarial methods for measuring annual employee benefit costs including the use of assumptions as to the rate of salary progression and discount rate, the amortization of prior service costs over the remaining service period of active employees and the immediate recognition of a liability when the accumulated benefit obligation exceeds the fair value of plan assets. U.S. GAAP also requires employers to recognize the obligation to provide postemployment benefits if the obligation is attributable to employees’ services already rendered, employees’ rights to those benefits accumulate or vest, payment of the benefits is probable, and the amount of the benefits can be reasonably estimated. Also, U.S. GAAP requires certain additional disclosures not required under Korean GAAP.

Under U.S. GAAP, for employee benefit plans with characteristics similar to Korean plans, if the vested benefit obligation is greater than the present value of the projected benefit obligation, a company may record a pension liability equal to the vested benefit obligation at the balance sheet date. Under these circumstances, the periodic pension expense is equal to the change in the vested benefit obligation during the year and there is no significant difference between Korean GAAP and U.S. GAAP.

Revenue Recognition

Under previous Korean GAAP, product revenues are recognized when goods are sold and delivered and service revenues are recognized on the percentage completion method. Under the revisions to Korean GAAP, starting from 2003, sales of goods are recognized as revenue when all of the following conditions have been met:

•	significant risks and rewards of ownership of the goods have been transferred to the buyer;

•	neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold is retained;

•	the amount of revenue, transaction costs and other related costs occurred or to occur can be measured reliably; and

•	it is probable that the economic benefits associated with the transaction will flow into the company.

Revenue arising from the use of the company’s assets by others that generates interest, royalties and dividends is recognized when the amount of revenue can be measured reliably and it is probable that the economic benefits associated with the transaction will flow into the company. Also, service revenues are recognized on the percentage completion method.

Under U.S. GAAP, revenue should be recognized when the earnings process is completed or virtually completed and the revenue is realized or realizable. The following criteria are the generally criteria required for product sales revenue recognition:

•	pervasive evidence that an arrangement exists;

•	delivery has occurred or services have been rendered;

•	the seller’s price to the buyer is fixed or determinable; and

•	collectibility is reasonably assured.

There may be differences in application of revenue recognition between Korean GAAP and U.S. GAAP in areas where the two GAAPs are conceptually similar.

Changes in Accounting Policy

Under Korean GAAP, the cumulative effect of certain accounting changes was charged or credited to beginning retained earnings and certain pro forma financial information was required to be disclosed. If information was not available to determine the impact on beginning retained earnings, the change could have been accounted for prospectively. For fiscal years beginning after 31st March, 2001, prior year financial statements are restated and the cumulative effect from retroactive application is adjusted through the opening balance of retained earnings in the earliest year presented. U.S. GAAP requires the recognition of the cumulative effect on prior years of most accounting changes in the year of the change or, in certain limited cases, retroactive restatement.

Prior Period Adjustments

Under Korean GAAP, prior period adjustments were reflected by restating the comparative information, although in practice, such adjustments were sometimes reflected as a charge to beginning retained earnings. Effective for calendar year 2002, with early adoption in 2001 allowed, all adjustments, except for fundamental errors, are reflected as non-operating income or expense in the current year’s financial statements. Fundamental errors will be accounted for by restating the comparative information.

Under U.S. GAAP prior period adjustments are generally limited to material errors in prior period financial statements and are reflected as a restatement of those financial statements.

Comprehensive Income

Under Korean GAAP, there is no requirement to present comprehensive income. Under U.S. GAAP, comprehensive income includes all changes in shareholders’ equity during an accounting period except those resulting from investments by or distributions to owners, including certain items not included in the current results of operations.

Statement of Cash Flows

Under Korean GAAP, cash flows from restricted deposits, key money deposits and intangible assets are reported as investing activities. Under U.S. GAAP, cash flows from cash flows from restricted deposits and key money deposits are reported as operating activities and cash flows from intangible assets are reported as operating or investing activities depending on their nature.

Additional Disclosures

Compared with Korean GAAP, U.S. GAAP requires additional footnote disclosure for income taxes, employee benefit plans, fair value of financial instruments, pro forma financial information and segments.

Additional Differences

U.S. GAAP provides for special industry practices for several industries which may differ from Korean GAAP. Examples of these industries are oil and gas producers, insurance, financial services, broadcasting, cable television, franchising, real estate, regulated operations and construction contractors. Also, companies registering securities in the United States must prepare financial statements in compliance with the accounting requirements of the United States Securities and Exchange Commission.

Our management believes that the application of U.S. GAAP to our financial statements would have a material and significant impact upon the financial results and disclosure as reported under Korean GAAP. Potential investors should consult their own professional advisors for an understanding of the differences between Korean GAAP and U.S. GAAP and how those differences might affect the financial information included herein.

Korean Accounting and Disclosures Related to Banking Institutions

Banks in Korea are subject to accounting standards and disclosure requirements that differ in significant respects from those applicable to banks in other countries, including the United States. In particular, our financial statements are prepared in accordance with Korean GAAP and, where applicable, accounting and reporting guidelines prescribed by Korean bank regulatory authorities, which differ in certain material respects from U.S. GAAP as applied to banks. Below is a description of the significant differences between Korean GAAP and U.S. GAAP relating to banking institutions. In addition, there may be less publicly available information about Korean banks, than is regularly made available by financial institutions in other countries.

Allowance for Possible Loan Losses

Under previous Korean GAAP, the allowance for possible loan losses was generally determined based on regulations issued by Korean banking regulatory authorities. The Korean banking regulations with respect to loan classification and provisioning were, in certain material respects, less stringent than those applicable to banks in the United States. At the end of 1999, the FSC has changed its regulations concerning the method of classifying loans and provisioning for loan losses so as to fully reflect a borrower’s capacity to repay and not just solely past performance. We measure allowances for possible loan losses by the discounted cash flow method and loan loss experience ratio on a single loan and certain group of loans, and the percentage of loan loss allowance established by the FSC.

Under U.S. GAAP, the allowance for possible loan losses is determined by management utilizing judgment, historical experience, and an analysis of the specific terms and conditions of individual loans and guarantees. Under U.S. GAAP, the allowance for possible loan losses is required to be established at a level that is deemed adequate to provide for all known and inherent losses that existed at the balance sheet date. Loans are written off when they are deemed improbable of collection.

Pursuant to SFAS No. 114, as amended, a loan is deemed impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan. An impaired loan should be valued at the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical alternative, at the loan’s observable market value or the fair value of the loan’s collateral if the loan is collateral dependent.

The method to provide allowances for loan losses under Korean GAAP is conceptually similar to one in U.S. GAAP, however, there may be differences in application. In addition, regulatory approval is required for Korean banking institutions to charge off loans, which generally allows loans to be written off in a later period than banking institutions in the United States.

Loan Fees and Origination Costs

Under previous Korean GAAP, all costs incurred in the origination of loans were charged to expense as incurred. Loan commitment, origination and other fees were recognized in income when received.

Under U.S. GAAP, loan origination fees are deferred and recognized over the life of the loan as additional interest income. Direct loan origination costs are deferred and recognized over the life of the loan as a reduction of interest income. Loan commitment fees are deferred and, if the commitment is exercised, recognized over the life of the loan as additional interest. If the loan commitment expires unexercised, the commitment fee is recognized in income.

Starting from 2003, the accounting treatment for loan origination fees and costs under Korean GAAP became similar to those under U.S. GAAP.

Recognition of Interest Income

Korean GAAP requires recognition of interest income on an accrual basis, except for non-secured uncollectible receivables. Interest on loans, whose principal or interest is past due at the balance sheet date, is generally not accrued, with the exception of interest on certain loans secured by guarantee of governments, government agencies and collateral of bank deposits. Previously accrued interest is generally reversed to income when a loan is placed on non-accrual status.

Under U.S. GAAP, interest is generally accounted for on an accrual basis. Loans are generally placed on non-accrual status when they are 90 days past due. Previously accrued interest is generally reversed to income when a loan is placed on non-accrual status, unless both principal and interest are ultimately protected by sound collateral values and are in the process of collection. If the ultimate collectibility of a principal is in doubt, any payment received on a loan on which accrual of interest has been suspended is accounted for as a reduction of the principal balance to the extent necessary to eliminate such doubt.

LEGAL MATTERS

The validity of the Notes is being passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and by Shin & Kim, Seoul, Korea. Certain legal matters will also be passed upon for the Underwriter by Davis Polk & Wardwell, New York, New York. In giving their opinions, Cleary Gottlieb Steen & Hamilton LLP and Davis Polk & Wardwell may rely as to matters of Korean law upon the opinion of Shin & Kim.

OFFICIAL STATEMENTS AND DOCUMENTS

Our Chairman and President, in his official capacity, has supplied the information set forth in this prospectus supplement under “Recent Developments—The Export-Import Bank of Korea.” Such information is stated on his authority. The documents identified in the portion of this prospectus supplement captioned “Recent Developments—The Republic of Korea” as the sources of financial or statistical data are derived from official public documents of the Republic and of its agencies and instrumentalities.

GENERAL INFORMATION

We were established in 1976 as a special governmental financial institution pursuant to the Export-Import Bank of Korea Act, as amended. Our corporate registry number is 11235-0000158. Our authorized share capital is (Won)4,000 billion. As of June 30, 2007, our paid-in capital was (Won)3,305.8 billion.

Our board of directors can be reached at the address of our registered office: c/o 16-1, Youido- dong, Yongdeungpo-ku, Seoul 150-996, The Republic of Korea.

The issue of the Notes has been authorized by our Executive Director in charge on September 18, 2007. On September 19, 2007, we filed our report on the proposed issuance of the Notes with the Ministry of Finance and Economy of Korea.

Except as disclosed in this prospectus supplement and the accompanying prospectus, since December 31, 2006, there has been no material adverse change in our financial condition. In addition, except as disclosed in this prospectus supplement and the accompanying prospectus, since June 30, 2007, there has been no material adverse change in our capitalization as described in the table appearing on page S-11 of this prospectus supplement which is material in the context of the issue of the Notes.

Deloitte Anjin LLC has given and not withdrawn its written consent for the purposes of paragraph 8(2) of Appendix 1 Part C of the Listing Rules to the issue of this prospectus supplement and the accompanying prospectus with references to its auditors’ reports on the financial statements as of and for the years ended December 31, 2006 and 2005 and with references to Deloitte Anjin LLC, in each case in the form and context in which they appear.

Except as disclosed in this prospectus supplement and the accompanying prospectus, neither we nor any of our subsidiaries is involved in any legal or arbitration proceedings that may have, or have had during the 12 months preceding the date of this document, a significant effect on our financial position nor are we aware that any such proceedings are pending or threatened.

The registration statement with respect to us and the Notes has been filed with the U.S. Securities and Exchange Commission in Washington, D.C. under the Securities Act of 1933, as amended. Additional information concerning us and the Notes is contained in the registration statement and post- effective amendments to such registration statement, including their various exhibits, which may be inspected at the public reference facilities maintained by the U.S. Securities and Exchange Commission at Room 1580, 100 F Street N.E., Washington, D.C. 20549, USA.

The Notes have been accepted for clearance through Euroclear and Clearstream:

Common Code	ISIN
032206921	XS0322069211

HEAD OFFICE OF THE BANK

16-1, Youido-dong,

Yongdeungpo-ku

Seoul 150-996

Korea

FISCAL AGENT AND PRINCIPAL PAYING AGENT

The Bank of New York

Global Finance Americas

101 Barclay St, 4E

New York, NY 10286

LEGAL ADVISORS TO THE BANK

as to Korean law	as to U.S. law

Shin & Kim	Cleary Gottlieb Steen & Hamilton LLP
Ace Tower, 4th Floor 1-170, Soonhwa-dong, Chung-ku Seoul 100-712 Korea	39th Floor Bank of China Tower One Garden Road Hong Kong

LEGAL ADVISOR TO THE UNDERWRITERS

as to U.S. law	as to Mexican law	as to U.K. law

Davis Polk & Wardwell	White & Case, S.C.	Allen & Overy
18th Floor	Abogados	9th Floor
The Hong Kong Club Building	Torre del Bosque - PH	Three Exchange Square
3A Chater Road Hong Kong	BLVD. Manuel Avila Camcho # 24	Central Hong Kong
Col. Lomas de Chapultepec
11000 México, D.F.

AUDITOR OF THE BANK

DeloitteAnjin LLC

14F, Hanwha Securities Bldg.

23-5 Youido-dong

Youngdeungpo-ku, Seoul

Korea